UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ARCH CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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501 MERRITT 7, NORWALK, CONNECTICUT 06851

March 13, 2007

Dear Fellow Shareholder:

You are cordially invited to attend our 2007 Annual Meeting of Shareholders at 10:15 a.m., local time, on Thursday, April 26th. The meeting will be held at the Stamford Sheraton Hotel, 2701 Summer Street, Stamford, Connecticut.

You will find information about the meeting in the enclosed Notice and Proxy Statement.

Please be advised that we have not planned a communications segment or any multimedia presentations for the 2007 Annual Meeting.

Whether or not you plan to attend and regardless of how many shares you own, please vote your shares by using the telephone or the Internet or by signing and dating the enclosed proxy card and mailing the lower half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the upper half to be used as your admission card to the meeting.

Sincerely,

MICHAEL E. CAMPBELL
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

You are urged to vote by telephone, via the Internet or
by signing, dating and promptly mailing your proxy
card in the enclosed envelope.

ARCH CHEMICALS, INC.

Notice of Annual Meeting of Shareholders

Norwalk, Connecticut

March 13, 2007

The Annual Meeting of Shareholders of Arch Chemicals, Inc. will be held at the Stamford Sheraton Hotel, 2701 Summer Street, Stamford, Connecticut, on Thursday, April 26, 2007, at 10:15 a.m., local time, to consider and act upon the following:

(1)  The election of three directors.

(2)  Ratification of the appointment of the independent registered public accounting firm for 2007.

(3)  Such other business as may properly come before the meeting or any adjournment.

The Board of Directors has fixed March 2, 2007 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on March 2, 2007 will be entitled to vote at the annual meeting and any postponements or adjournments of the meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most shareholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail. For further details, see “How Do I Vote?”

By order of the Board of Directors,

SARAH A. O’CONNOR
Secretary

ARCH CHEMICALS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 26, 2007

Who is Arch Chemicals?

Arch Chemicals, Inc. (“Arch”, the “Company” or “We”) is a global biocides company providing innovative, chemistry-based solutions to control the growth of harmful microbes. Our concentration is in water, hair and skin care products, pressure-treated wood, paints and building products, and health and hygiene applications. Arch is traded on the New York Stock Exchange (“NYSE”) under the symbol “ARJ.” The mailing address of our principal executive office is 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204.

When and where will the Annual Meeting be held?

Our Annual Meeting of Shareholders (“Annual Meeting”) will be held at the Stamford Sheraton Hotel, 2701 Summer Street, Stamford, Connecticut, on Thursday, April 26, 2007, at 10:15 a.m., local time.

Who is asking for my vote and why are you sending me this document?

Our Board of Directors (the “Board”) asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders. The votes will be formally counted at the Annual Meeting on Thursday, April 26, 2007, or if the Annual Meeting is adjourned or postponed, at any later meeting.

We are providing this Proxy Statement and related proxy card to our shareholders in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. We are mailing this Proxy Statement and the related proxy card to shareholders beginning on or about March 13, 2007.

What am I being asked to vote on?

(1)  The election of three directors.

(2)  Ratification of the appointment of the independent registered public accounting firm for 2007.

(3)  Such other business as may properly come before the meeting or any adjournment.

How does the Board recommend I vote on the proposals?

The Board recommends a vote FOR the nominees for director identified in “Item 1—Election of Directors” and FOR “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Who is eligible to vote?

All shareholders of record at the close of business on March 2, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many shares can vote?

At the close of business on the Record Date, there were outstanding 24,291,961 shares of our common stock, par value $1 per share (the “Common Stock”). Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting. Of those shares of Common Stock outstanding, approximately 1,413,173 shares (or approximately 5.8%) were held in the Arch Common Stock Fund of the Arch Chemicals, Inc. Contributing Employee Ownership Plan (“CEOP”), all of which are held by JPMorgan Chase Bank as the trustee of the CEOP (“CEOP Trustee”).

How do I vote?

You may vote in person at the Annual Meeting or by returning your completed proxy card in the enclosed postage-paid envelope. In addition, shareholders of record and participants in the CEOP also have a choice of voting over the Internet or by using a U.S. toll-free telephone number. Please refer to the proxy card for further information on how to vote electronically. However, please note that Internet and telephone voting facilities for shares held of record will close at 11:59 p.m., U.S. Eastern Time, on April 25, 2007 and for shares held through the CEOP will close at 9:00 a.m., U.S. Eastern Time, on April 25, 2007. If you do vote by telephone or the Internet, it is not necessary to return your proxy card. Please note that participants in the CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that it is received no later than Noon, U.S. Eastern Time, on April 24, 2007 for their voting instructions to be followed.

Please be aware that if you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. Neither the Company nor the Company’s stock transfer agent will charge you for voting your shares via the Internet.

The Internet and telephone voting procedures are set forth on the proxy card.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, please note that if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote through the CEOP Trustee. Shares held in the CEOP may not be voted in person at the Annual Meeting.

To what shares does the proxy card apply?

The proxy card supplied by the Company will apply to the number of shares of Common Stock that you hold of record and, if you are a participant in the CEOP, the number of shares held for your account under the CEOP. CEOP participants will not receive a separate voting instruction card. If you do not execute and return this proxy card or vote electronically, your shares held of record will not be voted and your shares held in the CEOP will be voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants.

Am I a shareholder of record?

If your shares are represented by a stock certificate registered in your name or if the Company’s stock transfer agent (The Bank of New York) is holding your shares in a “book entry” account under your name, you are a shareholder of record with respect to those shares so held. If your shares are otherwise owned directly by a bank, broker, or other holder of record, you are not a shareholder of record with respect to the shares so held by such bank, broker or other holder of record.

If I return the proxy card or vote electronically, how will my shares be voted?

Where a shareholder of record or CEOP participant timely directs in the proxy (including an electronic vote) a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, returned proxies of shareholders of record and CEOP participants will have their registered shares and shares held in the CEOP voted for the election of the director nominees as set forth below and in favor of “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

As of the date hereof, the Company does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

If I do not return the enclosed proxy card and do not vote electronically, how will the shares I own of record and through the CEOP be voted?

If you do not vote by returning the enclosed proxy card, do not vote electronically and do not vote at the meeting in person or other proxy, your shares held of record by you will not be voted at the Annual Meeting. CEOP participants who do not return the proxy card (or vote electronically) in a timely manner will have their shares of Common Stock held in the CEOP voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants.

What if I own shares of the Company through a bank, broker or other holder of record?

If you hold Common Stock through a bank, broker or other holder of record, you will most likely receive voting instructions from such bank, broker or other holder. In any case, please follow those instructions to assure that your shares are voted and represented at the meeting.

If your shares are owned directly in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote the shares held in the CEOP through the CEOP Trustee.

How are the shares held in the BuyDIRECTSM Investment Program voted?

The Bank of New York (“BNY”) is the Company’s registrar and stock transfer agent. For our holders of Common Stock who participate in the BuyDIRECTSM program offered by BNY, BNY will vote any shares of Common Stock that it holds for the participant’s account in accordance with the participant’s electronic vote or with the proxy returned by the participant covering his or her shares of record. If a BuyDIRECTSM participant does not send in a proxy for shares held of record or otherwise vote electronically, BNY will not vote the shares of such participant held in such program.

Can I change my vote after I have returned my proxy card or voted over the telephone or via the Internet?

Yes. Any person who has returned a proxy or voted electronically has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by voting again via the Internet or by telephone, by giving notice in writing to the Company’s Corporate Secretary or by voting in person at the meeting. Please note however that telephone and Internet voting ends for shares held of record at 11:59 p.m., U.S. Eastern Time, on April 25, 2007 and for shares held through the CEOP at 9:00 a.m., U.S. Eastern Time, on April 25, 2007. Please note that participants in the CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that BNY receives it no later than Noon, U.S. Eastern Time, on April 24, 2007 if their voting instructions are to be followed. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record to be able to vote in person at the meeting.

What does it mean if I get more than one proxy or voting instruction card?

You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are

BuyDIRECTSM is a service mark of BNY.

voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address. You should contact BNY at (866) 857-2223 (U.S. toll free) for instructions on how to change the way your shares are held if you receive more than one mailing.

CERTAIN BENEFICIAL OWNERS

Except as indicated below, the Company knows of no person who was the beneficial owner of more than five percent of Common Stock as of December 31, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1) 100 East Pratt Street Baltimore, MD 21202	2,791,240	11.6

Snyder Capital Management, L.P.(2) Snyder Capital Management, Inc. One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105	1,670,600	6.9

Dimensional Fund Advisors LP(3) 1299 Ocean Avenue Santa Monica, CA 90401	1,361,698	5.6

Barclays Global Investors, NA(4) 45 Fremont Street San Francisco, CA 94105	1,302,600	5.4

(1)	T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment adviser, has advised the Company in an amended Schedule 13G filing that the securities are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Stock Fund, Inc. (“Price Fund”) (which owns 1,198,100 of the shares). Price Associates has sole voting power with respect to 798,450 of such shares, and Price Fund has sole voting power with respect to 1,198,100 shares. Price Associates has sole dispositive power with respect to all the shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of the shares.
(2)	Snyder Capital Management, L.P. (“SCMLP”), a registered investment adviser, and Snyder Capital Management, Inc., the general partner of SCMLP, each has advised the Company in an amended Schedule 13G filing that it has shared voting power with respect to 1,502,000 of the shares and shared dispositive power with respect to all of the shares.
(3)	Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, has advised the Company in an amended Schedule 13G filing that it has sole voting power and sole dispositive power with respect to the shares. Dimensional states that it furnishes investment advice to four investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts. It expressly disclaims that it is the beneficial owner of the shares.
(4)	Barclays Global Investors, NA, a bank, has advised the Company in a Schedule 13G filing that (i) it beneficially owns 546,120 shares and has sole voting power for 428,993 shares and sole dispositive power with respect to 546,120 shares, (ii) Barclays Global Fund Advisors, an investment advisor, beneficially owns 741,114 shares and has sole voting and sole dispositive power with respect to them and (iii) Barclays Global Investors Ltd., a bank, has beneficial ownership of 15,366 shares and has sole voting and sole dispositive power with respect to them.

ITEM 1—ELECTION OF DIRECTORS

Who are the persons nominated by the Board in this election to serve as directors?

The Board is divided into three classes with the term of office of each class being three years, ending in different years. Messrs. Cavanagh, Magdol and Wetmore, whose biographies are shown below, have been nominated by the Board for election as Class II Directors to serve until the 2010 Annual Meeting of Shareholders and until their respective successors have been elected.

CLASS II

NOMINEES FOR A THREE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

RICHARD E. CAVANAGH, 60, is President and Chief Executive Officer and a Trustee of The Conference Board, Inc., a leading research and business membership organization. He has held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm’s public issues consulting practice. Mr. Cavanagh is a Trustee of the BlackRock Mutual Funds (58 closed-end funds), Aircraft Finance Trust, and The Educational Testing Service of which he is Chairman; and a director of The Fremont Group and The Guardian Life Insurance Company. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School. Director since 1999.

MICHAEL O. MAGDOL, 69, retired in 2006 as Vice Chairman of the Board of Fiduciary Trust Company International (“FTCI”), a global investment manager for families and as Chair of the Enterprise Risk Management Committee of Franklin Resources, Inc. From 1987 to 2002, he also served as FTCI’s Chief Financial Officer. Prior to 1987, he was Executive Vice President and Director of J. Henry Schroder Bank. He holds a BSE degree from the University of Pennsylvania. Director since 1999.

DOUGLAS J. WETMORE, 49, is Senior Vice President and Chief Financial Officer of International Flavors and Fragrances Inc., a leading creator and manufacturer of flavors and fragrances used in a variety of consumer products. He has held this position since 1998. He holds a BA degree from the University of Notre Dame and is a certified public accountant. Director since 2006.

Who are the other remaining directors and when are their terms scheduled to end?

CLASS I

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2009 ANNUAL MEETING

DANIEL S. SANDERS, 67, retired in September 2004 as President of ExxonMobil Chemical Company, a subsidiary of Exxon Mobil Corporation which is a publicly held major manufacturer and marketer of basic petrochemicals and specialty products. He held such position since December 1999 when Exxon Corporation and Mobil Corporation merged. In January 1999, he had been appointed President of Exxon Chemical Company and previously served as its Executive Vice President. Prior to those positions, he held various positions over a 43-year period with Exxon Corporation and its subsidiaries. Mr. Sanders is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He serves on the Board of Directors of Milliken & Company, Celanese Chemicals and Nalco Holding Company. He is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University. He also serves on the Advisory Board of Furman University. Director since 2004.

JANICE J. TEAL, Ph.D., 54, is Group Vice President and Chief Scientific Officer of Avon Products, a direct seller of beauty and related products, and has held such position since January 1999. From 1995 to 1998, Dr. Teal served as Vice President of Avon Skin Care Laboratories. In 1982, Dr. Teal joined Avon and since then held management positions in toxicology, product and package safety and package development. Prior to joining Avon, Dr. Teal was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine and holds a Ph.D. and M.S. degrees in Pharmacology from Emory University Medical School, and a Pharmacy Degree from Mercer University. Dr. Teal serves on the Board of Rockland County Economic Development Corporation (REDC), and Rockland County SCORE—Counselors to America’s Small Business. She is also a trustee of Dominican College. Dr. Teal has held memberships in a variety of related professional associations including the Executive Committee of the Society of Chemical Industry, the Scientific Advisory Board of The Cosmetic, Toiletry and Fragrance Association and their Animal Welfare Committee, Cosmetic Executive Women, Scientific Advisory Board-Johns Hopkins Center for Alternatives to Animal Research, Scientific Advisory Board-Fund for the Replacement of Animals in Medical Experiments, England, and the Society of Cosmetic Chemists. Director since 2003.

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2008 ANNUAL MEETING

MICHAEL E. CAMPBELL, 59, is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was Executive Vice President of Olin Corporation (“Olin”) and had global management responsibility for all of Olin’s businesses. Prior to his election as Executive Vice President, Mr. Campbell served as President of the Microelectronic Materials Division. Mr. Campbell is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University. He is a director of MeadWestvaco Corporation. Mr. Campbell serves as Vice Chairman of the National Association of Manufacturers. He is a member of the Advisory Committee for Trade Policy and Negotiations which provides overall trade policy advice to the Office of the U.S. Trade Representative. He is a former Chairman of the Board of Directors of the American Chemistry Council, and currently serves on their board. He is also an officer and a member of the Society of Chemical Industry’s Executive Committee. Director since 1999.

H. WILLIAM LICHTENBERGER, 71, retired in 2000 as Chairman and Chief Executive Officer of Praxair, Inc., an industrial gases company, a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986, Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair’s spinoff. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is a director of Ingersoll-Rand Company, Huntsman Corporation and AEA Limited, a private equity firm. He was formerly a director of the National Association of Manufacturers, a director of the Chemical Manufacturers Association (currently known as the American Chemistry Council) and a member of The Business Roundtable. Director since 1999.

JOHN P. SCHAEFER, Ph.D., 72, is President of LSST Corporation, a not-for-profit corporation dedicated to building and operating a new astronomical telescope. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University, where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his Ph.D. degree from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer’s research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of Research Corporation and Research Corporation Technologies, Inc. He is also a trustee of the Polytechnic Institute of New York. Director since 1999.

How will the returned proxies be voted for directors?

If the proxy card is returned and marked with a direction on how to vote with respect to directors or if a person directs a vote electronically as provided on the proxy card, that direction will be followed. If an individual returns a proxy card without a direction on how to vote marked thereon, such individual’s shares of record and shares held in the CEOP, if any, will be voted FOR the election of Messrs. Cavanagh, Magdol and Wetmore. The nominees are directors at the present time. It is not expected that any nominee will be unable to serve as a director, but if he is unable to accept election, it is intended that shares represented by proxies in the accompanying form or voted electronically will be voted FOR the election of a substitute nominee selected by the Board, unless the number of directors is reduced.

What vote is required to elect the directors?

The election of the nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name (“Broker Shares”) that are not voted in the election of directors will not be included in determining the number of votes cast. However, the Board has established a majority voting policy. This policy requires that any director who receives a greater “WITHHELD” vote than votes “FOR” in an uncontested election shall promptly submit a resignation to the Board’s Chairman. The Corporate Governance Committee will consider the resignation and make a recommendation to the Board which will either accept or reject the resignation. The Board will disclose that decision in a Securities and Exchange Commission (“SEC”) filing.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

What are the committees of the Board?

During 2006, the Board held four meetings. The average attendance by incumbent directors at meetings of the Board and committees of the Board on which they served was 98%. Each such director attended at least 88% of such meetings. At the end of each Board meeting, the non-management, independent directors meet in executive session without the Chief Executive Officer (“CEO”), the only management, non-independent director. In the absence of the CEO, the non-management directors rotate acting as the chair in these executive sessions.

The current standing committees of the Board are an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

Audit Committee

The Audit Committee advises the Board on internal and external audit matters affecting the Company, has direct responsibility for the appointment, compensation, oversight of the work of and replacement of the independent registered public accounting firm and the internal audit service provider (including resolution of disagreement between management and the independent registered public accounting firm regarding financial reporting), including recommending the appointment of internal financial, auditing and regulatory personnel; reviews with such auditors the scope and results of their examination of the financial statements of the Company; reviews the Company’s financial, regulatory and computer annual audit plans; reviews reports and audits of the Company’s internal audit service provider; discusses with independent auditors matters required to be discussed by Independent Standards Board No. 1 and Statement on Auditing Standards No. 61; prepares the Audit Committee Report that appears in the Company’s Proxy Statement; and reviews the presentation of the Company’s financial results and monitors the adequacy of the Company’s internal financial controls. This committee also advises the Board on compliance with the Company’s Code of Conduct, on government and other compliance programs, monitors major litigation and pending internal or external special investigations, with a particular interest in the event there are claims that the Company has acted unethically or unlawfully and reviews the Company’s insurance and risk management process. This committee also reviews audits of expenses of the Company’s senior executives and Directors. This committee has oversight responsibility for compliance with legal mandates in the environmental, health, safety and other regulatory areas. This committee also reviews and evaluates the investment and financial performance of the Company’s pension plans, voluntary employee benefit associations (“VEBAs”) and any thrift plan investment funds, reviews and approves investment policies with respect to the pension plans and VEBAs, approves the appointment of pension plan, VEBA and thrift plan trustees, approves the charitable contributions budget and program and those other charitable contributions in excess of the CEO’s authority, annually reviews the contributions, financial condition and administration of the Arch Chemicals Government Participation Fund, and reviews, provides advice, and recommends changes, as appropriate, to management’s programs to maintain and improve community relations. This committee also reviews significant or critical accounting policies in, and effects of regulatory accounting initiatives and off-balance sheet transactions on, the financial statements of the Company; reviews any audit problems encountered and management’s response; reviews internal controls and procedures and any changes implemented in light of material control deficiencies or weaknesses; determines whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K; monitors activities and results of audits of the computer data center and systems; reviews the adequacy of the Company’s accounting and financial records and system for managing business risk and legal compliance programs; reviews proposed or contemplated significant changes to the Company’s accounting principles and practices and, prior to the filing of certain SEC reports, reviews with management, the internal audit service provider and the independent auditor, the impact on the financial statements of estimates which potentially affect the quality of the financial reporting; reviews the Company’s quarterly financial statements prior to the filing on Form 10-Q; establishes and monitors procedures for handling complaints received by the Company regarding accounting, auditing or internal accounting control matters and confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; advises the Board on corporate and governmental security matters; reviews this committee’s Charter annually and recommends to the Board any appropriate changes; also this committee without having to seek Board approval determines funding by the Company for payment of independent auditors and any advisors retained by this committee.

The Board has adopted a written charter for the Audit Committee, and the Board has determined that all members of the Audit Committee meet applicable New York Stock Exchange standards for independence and financial literacy and that Mr. Magdol is the “audit committee financial expert” for purposes of SEC rules. No Audit Committee member is permitted to serve on more than three audit committees of public companies. The Audit Committee currently consists of Messrs. Magdol, Schaefer (chair), Ms. Teal and Mr. Wetmore. During 2006, eight meetings of this committee were held.

Compensation Committee

The Compensation Committee administers and sets policy, develops and monitors strategies for the programs which compensate the CEO and other senior executives. This committee approves the salary plans for the CEO and certain other senior executives, including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline awards. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans for such persons. This committee also administers the 1999 Long Term Incentive Plan, reviews the Compensation Discussion & Analysis that appears in this Proxy Statement, issues an annual Compensation Committee Report that appears in this Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, adopts amendments thereto, approves terminations of qualified and nonqualified pension plans, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which this committee deems appropriate and reviews plans for management development and succession. This committee also advises the Board on the remuneration for members of the Board.

The Compensation Committee has delegated to our CEO (i) the ability to determine whether a departing employee (other than an executive officer) shall have his or her employee stock options and awards extended or terminated on cessation of employment, (ii) the authority to grant committee-approved change-in-control (Tier II) agreements to high level employees other than executive officers, (iii) the authority to set annually the performance measure and formula for determining the performance match for employee contributions to our qualified and nonqualified 401(k) plans or to provide for no such match and (iv) the authority to enforce or waive the noncompetition clause contained in our Long Term Incentive Plan. This committee has also delegated to an administrative pension committee of employees to (i) handle certain administrative matters with respect to our qualified defined benefit pension plan, (ii) to make amendments to comply with union contracts, and (iii) along with the CEO and Vice President of Human Resources, to make plan changes required by certain laws. In addition, this committee has delegated to another committee of employees, along with the CEO and Vice President of Human Resources, authority to amend our 401(k) plan to comply with certain laws. This committee has also authorized the Vice President of Human Resources to amend and adopt our welfare benefit plans applicable to employees generally.

The Compensation Committee, using its outside consultant, Hay Group, which this Committee retains directly for benchmarking and advice, annually reviews our director compensation and recommends to the Board the amount, type and nature of the director compensation to be paid. For information regarding how executive compensation is set, see the Compensation Discussion and Analysis section of this Proxy Statement.

The Board has adopted a written charter for the Compensation Committee and has determined that all members of the Compensation Committee meet applicable New York Stock Exchange standards for independence. The Compensation Committee currently consists of Messrs. Cavanagh, Lichtenberger (chair) and Sanders. During 2006, two meetings of this committee were held.

Corporate Governance Committee

The Corporate Governance Committee assists the Board in fulfilling its responsibility to the Company’s shareholders relating to the selection and nomination of Directors, makes recommendations to the Board regarding the selection of the CEO, reviews the nominees for other offices of the Company, coordinates the evaluation of the Board and its committees, develops and recommends to the Board corporate governance guidelines, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company, recommends to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board, makes recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, Management, employees and others for candidates for nomination and renomination as Directors, reviews and makes recommendations to the Board regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. This committee also reviews and approves the director access policy and procedures for shareholders to recommend individuals for consideration to serve on the Board. The Board has adopted a written charter for the Corporate Governance Committee and has determined that all members of the Corporate Governance Committee satisfy applicable New York Stock Exchange standards for independence. The Corporate Governance Committee currently consists of Messrs. Cavanagh (chair), Lichtenberger, Magdol, Sanders, Schaefer and Wetmore and Ms. Teal. During 2006, two meetings of this committee were held.

Committee Charters

All Board committee charters are available on the Company’s web site at http://www.archchemicals.com in the Investor Relations section, and a paper copy can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

How are Board nominees selected?

The Board itself is responsible, in fact as well as procedurally, for selecting nominees for membership. The Board delegates the screening process to the Corporate Governance Committee with direct input from the CEO. Such committee is responsible for reviewing with the Board the appropriate experience and skills required of new Board members in the context of the current composition of the Board. The Board historically has utilized the services of a search firm to help identify candidates for Director who meet the qualifications outlined below.

It is the Board’s desire to select individuals for nomination to the Board who are most highly qualified and who, if elected, will have the time, qualifications and dedication to best serve the interests of the Company and its shareholders, taking into account such person’s skills, expertise, breadth of experience, knowledge about the Company’s businesses and industries, qualities and capabilities, as well as the needs and objectives of the Board and the Company. A person’s sex, race, religion, age, sexual orientation or disability are not criterion for service on the Board. In addition, at least two-thirds of the members of the Board must be independent Directors. To be “independent” for this purpose, the Director must not have any direct or indirect material relationship with the Company as determined by the Directors as provided in the Company’s Principles of Corporate Governance which is available on the Company’s website at www.archchemicals.com in the Investor Relations section.

After a review of identified Board candidates and their background by the Corporate Governance Committee, with the aid of the CEO, the Chair of such committee and the CEO interview potential Board candidates selected by the Corporate Governance Committee. The results of these interviews are reviewed with all Directors before such committee recommends a candidate to the Board for approval.

In 2005-2006, the Board conducted a search for a new director in light of expected director retirements. Mr. Cavanagh, as Chair of the Corporate Governance Committee, retained an executive search firm, Ridgeway Partners, and this firm prepared a list of potential candidates. This list was reviewed by Mr. Cavanagh and Mr. Campbell, our CEO and Chairman. The search firm and these directors conducted separate interviews with a number of the candidates. The status of the search was periodically reviewed with the Board, who agreed on the skill sets being sought in a new director. Mr. Wetmore was identified as a candidate having the desired skills sets, including financial expertise. Messrs. Cavanagh and Campbell made a recommendation to the Corporate Governance Committee which reviewed the background of Mr. Wetmore. After the review, the Corporate Governance Committee recommended Mr. Wetmore to the full Board as a director and the Board appointed him as a director in October 2006.

The Corporate Governance Committee will consider candidates recommended by shareholders for election as directors at future annual meetings. Recommendations must be in writing and submitted to the Corporate Secretary of the Company by December 1, accompanied by the written consent of the candidate along with the information required for director nominations as set forth in the Company’s Bylaws, including:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated;

•	the class and number of shares of the Company that are owned by the shareholder and any other person on whose behalf the nomination is being made;

•

a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•	any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors.

The Corporate Governance Committee did not receive any director nominee recommendations from shareholders during 2006.

Does the Company have a process for interested parties to send communications to the Board?

Yes. Shareholders and interested parties may communicate with the whole Board or any member of the Board by writing to such member c/o Corporate Secretary, Arch Chemicals, Inc., P.O. Box 5204, Norwalk, Connecticut 06856-5204. All such communications are passed on to the addressed Board members except for commercial solicitations.

Does the Company have a policy regarding director attendance at annual meetings of shareholders?

The policy strongly encourages all Directors to attend the annual meetings of shareholders. All Directors attended the 2006 annual meeting of shareholders.

Has the Board of Directors adopted Principles of Corporate Governance?

Yes. The Company’s Principles of Corporate Governance can be found on the Company’s website by going to the following address: http://www.archchemicals.com in the Investor Relations section under Corporate Governance. A paper copy can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654. The definition of director independence can be found in our Principles of Corporate Governance.

What is the categorical independence standard used by the Board to determine whether Board members are independent?

In addition to the independence requirements of the NYSE, the Board has adopted its Principles of Corporate Governance which contain the following definition of independence:

(1)	A Director will not be independent if, within the preceding three years: (i) the Director was employed by the Corporation, (ii) an immediate family member of the Director was employed by the Corporation as an executive officer; (iii) the Director was (but is no longer) a partner in or employed by the Corporation’s external auditor and personally worked on the Company’s audit within that time; (iv) an immediate family member of the Director was (but is no longer) a partner in or employed by the Company’s independent auditor and personally worked on the Company’s audit within that time; (v) an executive officer of the Company was on the board of directors of a company which employed the Company’s Director, or which employed an immediate family member of the Director as an executive officer; or (vi) the Director or an immediate family member of the Director received in any twelve-month period during such three-year period direct compensation from the Company and its consolidated subsidiaries in excess of $100,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service).

(2)	A Director will not be independent if: (i) the Director or the immediate family member of the Director is a current partner of the Company’s external auditor firm or internal auditor service provider firm, (ii) the Director is a current employee of either such firm, or (iii) the Director has an immediate family member who is a current employee of either such firm and who participates in either such firm’s audit, assurance or tax compliance (but not tax planning) practice.

(3)

The following commercial or charitable relationships will not be considered to be material relationships that would impair a Director’s independence: (i) if a Director is a current employee of, or has an immediate family member who is a current executive officer of another company that has made payments to, or received payments from the Company, in any of the last three fiscal years that are less than the greater of $1 million or two percent (2%) of the annual revenues of the company he or she is so associated; (ii) if a Director is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than two percent (2%) of the total consolidated assets of the company he or she serves as an executive officer; and (iii) if a Director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than two percent (2%) of that organization’s total annual charitable receipts (excluding for this purpose any and all of the Company’s automatic matching of employee and Director charitable contributions).

The Board will annually review all commercial and charitable relationships of Directors. Whether Directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board.

A Director who was a past director or executive officer of Olin Corporation shall not be disqualified as an independent Director simply because of such past service unless applicable law or regulations require otherwise.

The Board shall have as members such persons that it considers it needs to perform its functions with respect to background, skill sets, diversity and business experience.

All members of the Board (other than Mr. Campbell, the Company’s CEO) are independent within the meaning of the Principles of Corporate Governance and NYSE rules. Relationships between the Company and these independent directors, if any, fall below the percentage thresholds indicated in the definition of independence outlined above. During 2006, we had purchases or sales of products or services incurred in the ordinary course of business with The Conference Board, of which Mr. Cavanagh is CEO, Huntsman Corporation, where Mr. Lichtenberger is a director, and Avon Products Inc. where Ms. Teal is an officer.

Has the Company adopted a Code of Ethics and a policy regarding approval of related party transactions?

The Company has a written code of conduct that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. Our code of conduct embodies ethical principles and is on our website at: http://www.archchemicals.com in the Investor Relations section under Corporate Governance. The Company will post any amendments to the code of conduct, as well as any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on its website. A paper copy of the code can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

Our code of conduct requires disclosure of any transaction that involves a conflict of interest with us and our employees and directors. Directors and officers are also surveyed annually regarding “related party” transactions with the Company and its subsidiaries and our accounting records are also reviewed for transactions with companies affiliated with these persons. In addition, in 2007, our Audit Committee approved a written policy which requires that committee to approve transactions in excess of $120,000 in which a related person (namely, a director, executive officer or five percent or more shareholder) has a direct or indirect material interest as defined by SEC rules. Certain transactions are deemed approved by the Audit Committee under this policy. These are transactions involving (i) prior authorization by the Board or a Board committee which has been otherwise authorized to approve the transaction (such as executive compensation which has been approved by the Compensation Committee); (ii) ordinary course of business transactions which do not exceed the greater of $1 million or two percent of the other party’s consolidated revenues for the prior year; (iii) charitable contributions which do not exceed the lesser of $1 million or two percent of the charity’s total gross receipts for the prior year; (iv) transactions determined through competitive bidding; (v) transactions where the related person’s interest arises solely as our shareholder and all our shareholders receive the same benefits proportionately (e.g., dividends); (vi) transactions where the services are regulated by public authority (e.g., utilities); (vii) banking services; (viii) investment services provided in connection with our Company-sponsored benefit plans; and (ix) significant shareholders which are generally institutional investors or investment advisors who do not seek to control the Company or which hold shares under a Company-sponsored benefit plan. If advance approval of a related party transaction is not practicable, the Audit Committee may ratify the transaction. If the transaction is not ratified, Management shall make reasonable efforts to terminate the transaction. This policy is awaiting Board approval at its next meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is established by the Board of Directors. The Board has adopted a written charter for this committee setting out the functions it is to perform. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Directors who serve on this committee are all “Independent” for purposes of the New York Stock Exchange listing standards. Thus, the Board of Directors has determined that no Audit Committee member has a relationship to the Company that may interfere with our independence from the Company and its Management.

The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2006 and met with both Management and KPMG LLP (“KPMG”), the Company’s independent registered accounting firm, to discuss those financial statements. Management has represented to this committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from and discussed with KPMG the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Audit Committee also considered the compatibility of non-audit services with such firm’s independence. We also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

John P. Schaefer, Chair

Michael O. Magdol

Janice J. Teal

Douglas J. Wetmore

February 23, 2007

DIRECTOR COMPENSATION

Director Compensation Table

(for fiscal year ended December 31, 2006)

Name(a)	Fees Earned or Paid in Cash ($)(b)(1)	Stock Awards ($)(c)(2)	Option Awards ($)(d)(3)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(f)	All Other Compensation ($)(g)(4)	Total ($)(h)
R. E. Cavanagh	$57,500	$176,943	$0	$0	$0	$22,537	$256,980
H. W. Lichtenberger	57,500	176,943	0	0	0	22,506	256,949
M. O. Magdol	50,000	181,351	0	0	0	24,764	256,115
D. S. Sanders	50,000	157,255	0	0	0	11,250	218,505
J. P. Schaefer	70,000	191,179	0	0	0	25,601	286,780
J. J. Teal	50,000	157,301	0	0	0	11,226	218,527
D. J. Wetmore	8,333	0	0	0	0	2,500	10,833

(1)	Fees earned or paid in cash include the following:

Name	Cash Retainer	Committee Chair Meeting Fee	Fees Earned or Paid in Cash($)
R. E. Cavanagh	$50,000	$7,500	$57,500
H. W. Lichtenberger	50,000	7,500	57,500
M. O. Magdol	50,000	0	50,000
D. S. Sanders	50,000	0	50,000
J. P. Schaefer	50,000	20,000	70,000
J. J. Teal	50,000	0	50,000
D. J. Wetmore	8,333	0	8,333

Mr. Wetmore’s cash retainer was prorated in 2006 because he joined the Board in October 2006. Messrs. Sanders and Schaefer elected to defer their 2006 retainers and fees in phantom shares under the Directors Plan described below. These deferrals are included in the figures above.

(2)	The value shown represents the dollar amount recognized for financial reporting purposes in accordance with FAS 123R. It includes the 2006 grant of 4,000 phantom shares to Directors and the impact of changes in market price of our common stock for all phantom shares outstanding in 2006 payable in cash. The value excludes the dividends reported in column (g) and the deferrals described in the immediately preceding footnote. As of December 31, 2006, the following directors held phantom shares of our common stock in a deferred account under the Directors Plan described below totaling: Mr. Cavanagh, 25,458; Mr. Lichtenberger, 28,595; Mr. Magdol, 28,288; Mr. Sanders, 11,117; Mr. Schaefer, 32,528; Ms. Teal, 11,087; and Mr. Wetmore, 0.
(3)	As of December 31, 2006, Messrs. Cavanagh, Lichtenberger, Magdol and Schaefer each held the following options granted prior to 2006: 3,600 options with a share exercise price of $19.85 per option; 3,600 options with an exercise price of $18.04 per option; 2,000 options with an exercise price of $23.00 per option and 2,000 options with an exercise price of $18.56 per option. As of December 31, 2006, Ms. Teal and Messrs. Sanders and Wetmore held no outstanding options. All options are vested.
(4)	All Other Compensation includes the following:

Name	Charitable Contributions(a)	Dividends on Arch Stock(b)	Total All Other Compensation
R. E. Cavanagh	$2,500	$20,037	$22,537
H. W. Lichtenberger	0	22,506	22,506
M. O. Magdol	2,500	22,264	24,764
D. S. Sanders	2,500	8,750	11,250
J. P. Schaefer	0	25,601	25,601
J. J. Teal	2,500	8,726	11,226
D. J. Wetmore	2,500	0	2,500

(a)	Represents our charitable match under the Arch charitable giving described below. In total, in 2006 we matched $12,500 of the charitable contributions made by Directors.
(b)	This figure represents the amount of dividends paid on all deferred Arch phantom shares under the Directors Plan described below.

Director Fees and Policies

For 2006, each nonemployee director was entitled to receive $50,000 in cash as a retainer, except for Mr. Wetmore, who became a director in October 2006 and who was paid a prorated cash retainer in the amount of $8,333. If Board meetings exceeded eight meetings in a calendar year, each nonemployee director would be entitled to receive a $1,500 meeting fee for each Board meeting attended in excess of eight meetings. In 2006, there were less than nine Board meetings. In 2006, each Board committee chair received a $7,500 annual committee chair meeting fee in cash, except the Audit Committee chair received a fee of $20,000.

All directors participate in the Arch charitable giving program on the same basis as Company employees with a 100% match for gifts up to $2,500 to eligible charities. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business under the Company’s business travel accident insurance policy which covers employees of the Company generally. Directors also are reimbursed during the year for expenses incurred in the performance of their duties as directors, such as travel expenses. As part of the director compensation package, we offer as perquisites to all directors the use of office space at the Company’s Norwalk headquarters, Company car service for personal use and reimbursement for income tax preparation costs. No nonemployee director has taken advantage of these perquisites in 2006, and the Board will vote on eliminating these in 2007.

Directors Plan

The Stock Plan for Nonemployee Directors (the “Directors Plan”) provides the Board with the opportunity to pay non-employee director compensation in the form of shares of Common Stock (including phantom shares), stock options to purchase shares of the Company’s Common Stock, performance shares or a combination thereof.

The Directors Plan includes the following provisions:

(i)	Provides for the granting annually, at the election of the Board, of a number of shares of Common Stock, options to purchase shares of Common Stock, performance shares or a combination of the foregoing (as determined by the Board) to each nonemployee director and, in the case of a grant of shares of Common Stock, the deferral of the payment of these shares until after the director ceases to be a member of the Board;

(ii)	Permits the Board to determine and approve if all or part of the annual retainer and meeting fees shall be paid in shares of Common Stock; and

(iii)	Permits directors to elect to defer any meeting fees and excess retainer paid in cash and any shares to be delivered under the Directors Plan.

Under the Directors Plan, dividends on deferred shares are paid to the nonemployee director unless the director elects to defer such amounts in which case dividend equivalents are reinvested in phantom shares of Common Stock on the dividend payment date. Deferred shares are paid out in shares of Common Stock unless the Board decides otherwise. Performance shares vest and are paid out, unless deferred by the director, upon the satisfaction of performance goals established by the Compensation Committee. Deferred accounts under the Directors Plan are paid out if there is a “Change in Control” as defined in the plan. The Board sets director compensation for a calendar year in the prior calendar year.

In 2006, each nonemployee director’s deferred stock account under the Directors Plan was credited with 4,000 phantom shares of Common Stock except for Mr. Wetmore who joined the Board in October 2006 and was not eligible for this grant. These shares will be paid out to a director in cash when he or she ceases to be a director. The shares, cash retainer and any fees may be deferred by the director as provided in the Directors Plan into Arch phantom stock accounts and a variety of other phantom investment vehicles. Dividend equivalents are credited to the Arch phantom stock accounts on the same basis as dividends paid to our shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by directors and the individuals named in the Summary Compensation Table?

The following table sets forth the number of shares of Company Common Stock beneficially owned by each Director and nominee for Director, by the individuals named in the Summary Compensation Table, and by all directors and current executive officers of the Company as a group, as reported to the Company by such persons as of January 15, 2007. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

Name of Beneficial Owner	No. of Common Shares Beneficially Owned(1)(2)	Percent of Class of Common Stock(3)
Michael E. Campbell	331,657	1.4
Hayes Anderson	32,442
Richard E. Cavanagh	19,918
Paul J. Craney	63,265
H. William Lichtenberger	23,132
Michael O. Magdol	21,328
Louis S. Massimo	89,293
Sarah A. O’Connor	60,068
Daniel S. Sanders	7,000
John P. Schaefer	25,306
Janice J. Teal	5,000
Douglas J. Wetmore	0
Directors and executive officers as a group, including those named above (14 persons)	723,447	2.9

(1)	Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Campbell) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under “Director Compensation” in the amounts of 8,595 for Mr. Cavanagh; 11,732 for Mr. Lichtenberger; 10,128 for Mr. Magdol; none for Mr. Sanders; 11,417 for Mr. Schaefer; none for Ms. Teal and none for Mr. Wetmore. Such shares so credited to these directors have no voting power and are paid out in shares of Common Stock at the end of the deferral period.
(2)	The amounts shown include shares that may be acquired within 60 days following January 15, 2007 through the exercise of stock options as follows: Mr. Campbell, 303,000; Mr. Anderson, 17,149; Mr. Cavanagh, 11,200; Mr. Craney, 52,750; Mr. Lichtenberger, 11,200; Mr. Magdol, 11,200; Mr. Massimo, 83,250; Ms. O’Connor, 54,000; Mr. Sanders, 0; Mr. Schaefer, 11,200; Ms. Teal, 0; Mr. Wetmore, 0; and all directors and executive officers as a group, including the named individuals, 592,449.
(3)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed one percent of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of a registered class of Arch’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period January 1, 2006 to December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Summary Compensation Table

(for fiscal year ended December 31, 2006)

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(1)(e)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(2)(g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(3)(h)	All Other Compensation ($)(4)(i)	Total ($)(j)
Michael E. Campbell Chairman, President & Chief Executive Officer	2006	$775,000	$223,325	$1,747,904	$0	$486,675	$472,535	$287,654	$3,993,093

Hayes Anderson Vice President, Human Resources	2006	300,000	54,000	293,308	0	129,780	93,815	57,846	928,749

Paul J. Craney Executive Vice President	2006	415,000	85,500	535,212	0	205,485	305,237	80,589	1,627,023

Louis S. Massimo Executive Vice President & Chief Financial Officer	2006	440,000	119,700	535,212	0	205,485	190,785	75,357	1,566,539

Sarah A. O’Connor Vice President, General Counsel & Secretary	2006	315,000	54,000	292,312	0	129,780	108,737	45,306	945,135

(1)	Values shown are the dollar amounts recognized for financial statement purposes with respect to 2006 in accordance with FAS 123R for all stock awards outstanding during 2006. For FAS 123R purposes, we value the awards at fair value which equals market value of our common stock. Performance share units granted in 2004 were forfeited as of December 31, 2006 in the following amounts for the following officers as a result of failing to achieve targeted 2006 ROE: for Mr. Campbell, 33,500 units; for Mr. Anderson, 5,500 units; for Mr. Craney, 10,000 units; for Mr. Massimo, 10,000 units; and for Ms. O’Connor, 5,500 units.
(2)	Amount reflects that portion of the annual bonus which resulted from the achievement of the targeted ranges for 2006 EPS and cash flow. All amounts shown were earned in 2006 and paid in cash at the end of February 2007.
(3)	All amounts shown reflect only the aggregate change in the actuarial present value of the accumulated benefit under our defined benefit and actuarial pension plans from the end of 2005 to the end of 2006. There were no above-market or preferential earnings paid on nonqualified deferred compensation. IMPORTANT NOTE: Pursuant to SEC disclosure requirements, pension amounts shown in the Summary Compensation Table and Pension Benefits Table below are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age (age 62), where the amounts shown in the “Termination and Change in Control Payments” tables below are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible. For the two executives over age 55, this also results in the situation where the Summary Compensation Table and Pension Benefits Table show an increase in value during 2006, where the “Termination and Change in Control Payments” tables would have shown a decrease in value when compared to similar tables at the end of 2005.
(4)	No named officer received perquisites in excess of $10,000 in 2006 except for Messrs. Campbell and Anderson. These two officers received financial and estate planning counseling and limousine service for personal use. These perquisites are also available to the other named officers. The CEO is eligible to receive (i) an auto allowance paid in cash and (ii) monthly home security system monitoring for his residence. In addition, the CEO received reimbursement for costs for preparation of personal income tax filings, which amounted to $5,000 in 2006. Three named officers were also reimbursed for taxes incurred on their financial and estate planning costs and in the case of the CEO, his auto allowance as well. Reimbursement for taxes on perquisites for 2006 were as follows: for the CEO, $12,404 for the auto allowance and $11,183 for the financial and estate planning advice; for Mr. Anderson, $3,871 for financial and estate planning advice; and for Mr. Craney, $3,023 for financial and estate planning advice.

Amounts reported in this column also include the following items:

	CEOP Match(1)	Supplemental CEOP Match(1)(2)	Term Life Insurance(3)	Senior Executive Life Insurance Premiums(4)	Dividends Paid on Outstanding Stock Awards(5)
M. E. Campbell	$7,266	$27,609	$0	$12,065	$168,800
H. Anderson	4,500	9,000	1,390	1,659	28,000
P. J. Craney	4,669	14,007	1,390	6,300	51,200
L. S. Massimo	4,950	14,850	1,390	2,967	51,200
S. A. O’Connor	4,725	9,450	1,390	1,741	28,000

(1)	Includes a basic company match and a performance match which is based on the financial results of the Company. These matches are provided in our tax-qualified 401(k) plan and related supplemental nonqualified 401(k) plan. A performance match is provided if the Company achieves certain EPS targets for the fiscal year. The performance match for 2006 was 25% on the participant’s 2006 contributions to the plans (up to contributions that do not exceed 6% of base salary).
(2)	The Supplemental CEOP permits participants in the CEOP to make contributions, and the Company to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations. The 2006 Company matching amounts made were invested in an Arch phantom stock account under this plan.
(3)	Under our key executive insurance program, executives may elect additional life insurance which provides for monthly payments to be made to the spouse and dependent children of deceased participants. Amounts reflect the premiums paid by us.
(4)	The amount of the premium shown represents the full dollar amount of the premium the Company paid in 2006 for the senior executive life insurance plan.
(5)	Amounts shown are cash dividends paid on the outstanding performance units held by the officer in 2006. Dividends are paid at the same rate and at the same time as cash dividends are paid on our common stock.

For a summary of the Executive Agreement between the named officers and us, see the “Termination and Change in Control Payments” section of this Proxy Statement.

Grant of Plan-Based Awards

(for fiscal year ended December 31, 2006)

Name (a)	Grant Date (m/d/y)(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards (4)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Michael E. Campbell	2/7/2006	—	472,500	945,000	—	77,000	—	—	—	N/A	2,376,220
Hayes Anderson	2/7/2006	—	126,000	252,000	—	13,000	—	—	—	N/A	401,180
Paul J. Craney	2/7/2006	—	199,500	399,000	—	24,000	—	—	—	N/A	740,640
Louis S. Massimo	2/7/2006	—	199,500	399,000	—	24,000	—	—	—	N/A	740,640
Sarah A. O'Connor	2/7/2006	—	126,000	252,000	—	13,000	—	—	—	N/A	401,180

(1)	Figures shown represent the portion of the annual bonus that is determined using financial performance measures. The financial performance measures for 2006 were earnings per share (“EPS”) and cash flow. In early 2006, the Compensation Committee set an EPS target of $1.55 per common share and $77.4 million for cash flow (as defined in the plan). Fifty-seven percent of the bonus shown in column (d) was based on achieving the EPS target and the remaining 43% was based on achieving the cash flow target. If the target for a financial measure is achieved, payout will be 100% of the portion of the bonus based on that target. If performance is more or less than target, the bonus paid is adjusted up or down pursuant to a formula. If EPS is $1.05 or less or cash flow is $58.9 million or less, the portion of the bonus based on that target will not be paid. If EPS is $2.05 or greater and cash flow is $95.9 million or greater, the payout will be 200% of the targeted bonus amount, representing the maximum amount payable. These awards were granted under the Arch Annual Incentive Plan except in the case of the CEO, the award was granted under the Senior Management Incentive Compensation Plan.
(2)	The total 2006 compensation opportunity for each executive is divided among these components as follows: Mr. Campbell, 29% base salary, 25% annual bonus target, 46% long term incentive plan target; Mr. Anderson, 44% base salary, 26% annual bonus target, 30% long term incentive plan target; Mr. Craney, 39% base salary, 26% annual bonus target, 35% long term incentive plan target; Mr. Massimo, 40% base salary, 26% annual bonus target, 34% long term incentive plan target; and Ms. O’Connor, 45% base salary, 26% annual bonus target, 29% long term incentive plan target. See the Compensation Discussion and Analysis section of this Proxy Statement for more details.
(3)	In February 2006, the Compensation Committee granted performance units to the named officers under our Long Term Incentive Plan. Each unit is denominated in one phantom share of our common stock and, if earned, is paid out in cash. Value of the units fluctuate with the price of the Company’s common stock and dividend equivalents are paid currently on these units. The Compensation Committee selected ROE for 2008 as the financial measure for these units and set a target for 2008 ROE. This ROE target is based on a significant—yet achievable but not assured—improvement over 2005’s actual ROE. If ROE is equal to or greater than the 2008 target at the end of 2007 or 2008, all the units shown will be paid out in the following year. The cash value of the units will be determined by the common stock price near the payout date. If the ROE target is not met by 2008, half performance units shown will expire without any payment to the officer and the other half will be paid out in cash in 2012 at the then fair market value if the officer remains employed by us through the end of 2011. Awards vest and accelerate in the event of a “Change in Control.”
(4)	Value shown is the grant date fair value of the equity incentive plan awards shown computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (m/d/y) (f)	Number of Shares or Units of Stock That Have Not Vested (#)(2)(g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(j)

Michael E. Campbell	25,000	0	—	$31.92	1/28/2008	33,500	$1,115,885	144,000	$4,796,640
	200,000	0	—	19.41	2/8/2009	—	—
	35,000	0	—	20.85	1/23/2012	—	—
	43,000	0	—	18.52	1/29/2013	—	—

Hayes Anderson	500	0	—	28.58	1/29/2007	5,500	183,205	24,000	799,440
	500	0	—	31.92	1/28/2008	—	—
	2,849	0	—	19.41	2/8/2009	—	—
	4,000	0	—	22.72	2/8/2009	—	—
	5,000	0	—	20.85	1/23/2012	—	—
	4,800	0	—	18.52	1/29/2013	—	—

Paul J. Craney	3,000	0	—	28.58	1/29/2007	10,000	333,100	44,000	1,465,640
	3,750	0	—	31.92	1/28/2008	—	—
	30,000	0	—	19.41	2/8/2009	—	—
	7,000	0	—	20.85	1/23/2012	—	—
	12,000	0	—	18.52	1/29/2013	—	—

Louis S. Massimo	5,000	0	—	28.58	1/29/2007	10,000	333,100	44,000	1,465,640
	6,250	0	—	31.92	1/28/2008	—	—
	50,000	0	—	19.41	2/8/2009	—	—
	10,000	0	—	20.85	1/23/2012	—	—
	12,000	0	—	18.52	1/29/2013	—	—

Sarah A. O'Connor	500	0	—	31.92	1/28/2008	5,500	183,205	24,000	799,440
	40,000	0	—	19.41	2/8/2009	—	—
	7,000	0	—	20.85	1/23/2012	—	—
	6,500	0	—	18.52	1/29/2013	—	—

(1)	All options shown represent grants made in 2003 or earlier and all these grants are currently vested. No employee stock options were granted after 2003.
(2)	Amounts shown represent performance units that were granted in 2004 and that did not achieve ROE target by the end of 2006. These units will vest if the named officer remains employed by us through 2009. All units are denominated in phantom shares of our common stock and are payable in cash. The units will be valued at their then fair market value near time of payout. All units pay cash dividends at a non-preferential rate which is the same rate as cash dividends paid to shareholders on our common stock.
(3)	Value shown was determined by multiplying the number of units outstanding by the per share closing price of our common stock on December 29, 2006 ($33.31).
(4)	Figures represent units granted in 2005, which could vest at the end of 2007, and in 2006 which could vest at the end of 2007 or 2008. Performance units pay out if an ROE target is achieved in the third year following the grant year which counts as Year 1. If the targeted ROE for Year 3 is achieved at the end of Year 2, units will pay out following Year 2. All units are denominated in phantom shares of our common stock and are payable in cash. The units will be valued at the then fair market value of our common stock near time of payout. If the ROE target is not met by Year 3, half the performance units expire and the other half will be paid out if the executive remains in our employ for the three calendar years following Year 3. All units pay cash dividends at a non-preferential rate which is the same rate as cash dividends paid on our common stock.

Option Exercises and Stock Vested

(for fiscal year ended December 31, 2006)

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(1)(b)	Value Realized on Exercise ($)(2)(c)	Number of Shares Acquired on Vesting (#)(3)(d)	Value Realized on Vesting ($)(e)
Michael E. Campbell	20,327	63,861	—	—
Hayes Anderson	1,505	19,339	—	—
Paul J. Craney	—	—	—	—
Louis S. Massimo	—	—	—	—
Sarah A. O’Connor	—	—	—	—

(1)	Mr. Campbell exercised 5,327 options at the exercise price of $28.98 per option on January 13, 2006 and 15,000 options at the exercise price of $28.58 per option on November 7, 2006. Mr. Anderson exercised 305 options at the exercise price of $28.98 per option on January 20, 2006 and 1,200 options at the exercise price of $18.52 per option on July 14, 2006.
(2)	Amount shown was computed by multiplying the number of options exercised by the difference between the closing price for one share of Common Stock on the exercise date and the exercise price per share.
(3)	No performance units vested on December 31, 2006 because the ROE target for the grants made in 2004 and 2005 was not met. As a result, 50% of the units granted in 2004 expired and the remaining 50% will be paid out if the officer remains employed at the Company through the end of 2009. Performance units granted in 2005 remain unchanged.

Pension Benefits Table

(for fiscal year ended December 31, 2006)

Name(a)	Plan Name(b)	Number of Years Credited Service(1)(c)	Present Value of Accumulated Benefit($)(2)(d)	Payments During Last Fiscal Year ($)(e)
M. E. Campbell	Arch Employees Pension Plan	28.6	849,016	0
	Senior Executive Pension Plan	19.3	9,470,710	0

H. Anderson	Arch Employees Pension Plan	24.6	327,560	0
	Senior Executive Pension Plan	4.0	785,523	0

P. J. Craney	Arch Employees Pension Plan	36.6	942,430	0
	Senior Executive Pension Plan	7.3	2,996,907	0

L. S. Massimo	Arch Employees Pension Plan	12.1	180,964	0
	Senior Executive Pension Plan	10.0	1,505,615	0

S. A. O’Connor	Arch Employees Pension Plan	17.3	246,043	0
	Senior Executive Pension Plan	7.9	884,766	0

(1)	Years of service includes employment service with Olin Corporation, the Company’s former parent. When participating in the Senior Executive Pension Plan, the executive receives pension service credit under both the Arch Employees Pension Plan and the Senior Executive Pension Plan. However, the pension paid under the Senior Executive Pension Plan is reduced by the pension paid under the Arch Employees Pension Plan.
(2)

In calculating the present value, we used the same assumptions as those used pursuant to the FAS 158 for financial statement purposes as described in Note 15 to the Company’s 2006 Consolidated Financial Statements included in its 2006 Form 10-K sent to all shareholders. In addition, the values assume commencement of pension benefits at unreduced early retirement age of 62 per SEC disclosure requirements. IMPORTANT NOTE: Pursuant to SEC disclosure requirements, pension amounts shown in the Summary Compensation Table and Pension Benefits Table are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age (age 62), where the amounts shown in the ”Termination and Change in Control Payments” tables below are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible. For the two executives over age 55, this also results in the situation where the Summary Compensation Table and Pension Benefits Table show an increase in value during 2006, where the “Termination and Change in Control Payments” tables below would have shown a decrease in value when compared to similar tables at the end of 2005.

We have a tax-qualified, defined benefit pension plan for our U.S.-based employees (“Tax Qualified Pension Plan”) that provides benefits based on service with the Company and with Olin, our former parent, for the period prior to our spinoff from Olin. This plan is designed to provide all eligible salaried employees with a fixed annual income upon retirement. The Company became liable for the payment of all pension plan benefits accrued by Company employees prior to and following the spinoff who ceased to be Company employees after the spinoff. Olin transferred assets to the Company’s pension plan and the amount of the assets were sufficient to comply with Section 414(l) of the Internal Revenue Code of 1986, as amended. Benefits are payable under the Tax Qualified Pension Plan only with respect to compensation that is not deferred under a nonqualified plan and that does not exceed certain annual limits imposed by the IRS.

The Tax Qualified Pension Plan provides for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62 or older). An early retirement pension will be calculated by reducing the benefit payable at age 62 by four percent per year for each year the retirement precedes age 62. For example, an eligible employee retiring at age 55 will have a 28% reduction applied to their age 62 pension payable (four percent per year times seven years (62—55 = 7 years)). Messrs. Campbell and Craney are eligible for early retirement under the Company’s pension plans as they are both over the age of 55 and have more than 10 years of service. Directors who are not also employees of the Company are not eligible to participate in any of our pension plans. The Tax Qualified Pension Plan is a tax-qualified pension plan, and its benefits are payable only with respect to compensation that is not deferred under a nonqualified plan and that does not exceed certain annual IRS imposed limits.

“Compensation” for purposes of the Tax Qualified Pension Plan represents average cash compensation per year (salary, bonus and non-equity incentive plan compensation shown in the Summary Compensation Table of this Proxy Statement except in the case of Mr. Craney, excluding $328,420 which he voluntarily deferred into our nonqualified employee deferral plan), received for the highest three years during the ten years up to and including the year in which an employee retires, including compensation with Olin. Compensation for plan purposes does not include any stock option compensation, dividend equivalent payments or performance unit payouts or compensation deferred to a nonqualified plan. The normal retirement allowance is one and one half percent of “Compensation” as defined, multiplied by the number of years of benefit service, reduced by an amount of the employee’s primary Social Security benefit not to exceed 50% of the Social Security benefit. Years of benefit service also includes benefit service with Olin. There are a variety of payment methods available to participants, including standard life-time only method and standard surviving spouse method. The total value of the benefit is actuarially the same regardless of the method that is chosen. A participant makes the payment method election when applying for retirement.

The Tax Qualified Pension Plan provides that if, within three years following a “Change in Control” of the Company, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and a termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected non-collectively bargained participants (and retired participants) to absorb any plan surplus.

Under our Senior Executive Pension Plan (the “Senior Plan”), which is a second nonqualified pension plan for the named officers, we pay retirement benefits to executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of total salary plus bonus, reduced by payments from the Tax Qualified Pension Plan, any other Olin or Company pension, pension benefits from other employers, and 50% of the participant’s primary Social Security benefits. At December 31, 2006, the CEO’s pension benefit was limited by the maximum benefit cap under the Senior Plan. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of three percent for each year of service that a senior executive is eligible to participate in the Senior Plan. In all cases, benefits payable under the Senior Plan are reduced by (i) annual retirement benefits payable under the Tax Qualified Pension Plan, (ii) all qualified and nonqualified deferred compensation plans of previous and subsequent employers and (iii) 50% of the employee’s primary Social Security benefit. The Senior Plan also provides benefits to the executive’s surviving spouse generally equal to 50% of the executive’s benefits. The Compensation Committee may remove a participant from the Senior Plan for cause as provided in the Plan whether before or after payments under the Plan commence. The participant may elect to receive payment under the Senior Plan in a lump sum equivalent to the actuarial present value of the benefits as computed in accordance with this plan.

The Senior Plan provides that in the event of a “Change in Control,” we will pay each participant a lump-sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by us to make payments under this plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under this plan, based on benefits accrued up to the date of the “Change in Control.” The Executive Agreements between us and the named officers as described below provide that an executive officer who is less than age 55 at the time of a “Change in Control” will, for purposes of calculating the above lump-sum payment under the Senior Plan, be treated as if he or she had retired at age 55, with the lump-sum payment being calculated on the basis of service to the date of the “Change in Control.”

The Executive Agreements (described below) also provide that for involuntary terminations (not for cause) the named officer would receive an additional 12 months of pension service credit. In the event of a “Change in Control” (as defined in the Executive Agreements) followed by a termination as described below, we provide an additional 24 months of pension service credit. Other than these two instances, we do not have any arrangements or policies to grant the named officers additional pension service credit.

Non-Qualified Deferred Compensation Table

(for fiscal year ended December 31, 2006)

Name(a)	Executive Contributions in Last FY ($)(1)(b)	Registrant Contributions in Last FY ($)(2)(c)	Aggregate Earnings in Last FY ($)(3)(d)	Aggregate Withdrawals or Distributions ($)(e)	Aggregate Balance at Last FY-End ($)(4)(f)
M. E. Campbell	62,501	29,206	40,800	0	971,652
H. Anderson	30,000	9,480	6,424	0	255,967
P. J. Craney	375,671	14,738	90,922	0	1,393,197
L. S. Massimo	51,001	15,741	3,773	0	457,350
S. A. O’Connor	32,250	8,816	—	0	174,144

(1)	Amount shown is included in the Salary column of the Summary Compensation Table for 2006, except the amount shown for Mr. Craney also includes $328,420 from his 2005 incentive paid in 2006 which is not shown in the 2006 Summary Compensation Table.
(2)

Amount shown represents our basic match and performance match to the officer’s plan contributions to the Supplemental CEOP. The basic match is included in the All Other Compensation column of the Summary Compensation Table for 2006 but the performance match included in this table is not shown in the Summary

Compensation Table because it represents a match earned in 2005 and paid in 2006. The performance match for 2006 is included in the All Other Compensation column of the Summary Compensation Table.
(3)	The amount shown represents aggregate appreciation in the market value of investments as well as any earnings on these investments for 2006. The amounts are not required to be included in the Summary Compensation Table for 2006. Ms. O’Connor experienced an aggregate loss of $8,009 for 2006.
(4)	The total includes the following amounts that were included in the Summary Compensation Table for 2006:

Name	Included in 2006 Summary Compensation Table
M. E. Campbell	$80,907
H. Anderson	36,000
P. J. Craney	385,009
L. S. Massimo	60,901
S. A. O'Connor	38,550

All other amounts in the balance are not reflected in the Summary Compensation Table for 2006 as they represent contributions made prior to 2006 or past earnings. Contributions to and earnings in the plans are invested on a phantom basis in investment funds which fluctuate in value and may not total to the aggregate balance shown.

We offer two non-qualified deferred compensation plans to upper level employees, including the named officers, that allow participants to defer the receipt and taxation of taxes on current income. We maintain a voluntary nonqualified deferred compensation plan known as the Employee Deferral Plan as well as an “excess benefit” plan, known as the Supplemental Contributing Employee Ownership Plan (“SCEOP”), which enables employees to defer salary and receive matching contributions in excess of Internal Revenue Code limits that apply to our CEOP, which is our tax-qualified 401(k) plan.

Under the Employee Deferral Plan, the named officers may defer payment of salaries and incentive compensation (other than stock option compensation). Monies are deferred to a variety of other phantom investment vehicles selected by the employee, including a Company Common Stock fund. These investment vehicles mirror and are similar to mutual funds generally available to the public or purchasers of variable annuities. Their value varies over time with the market performance of the investment vehicle. Obligations to the participants are unfunded; however, the Company has established a rabbi trust for this plan. In the event of the Company’s bankruptcy, individuals who make deferrals would be general creditors of the Company. At the time of the deferral election, a participant may elect to receive some or all of the deferred amounts and related earnings on January 1 or July 1 of a particular year as an in-service distribution. If an in-service distribution is not elected, distributions from the plan are paid in cash upon termination and in accordance with the participants most recent valid payment schedule election (lump sum or up to 20 annual installments).

Under the SCEOP, the named officers may elect to make the same deferral elections as they make in our CEOP (up to 15% of base salary). The matching formula for our CEOP, a qualified 401(k) plan, (50% match on the first six percent of salary) and any additional performance matching contributions based on EPS are mirrored in this excess benefit plan. The investment options available on a phantom basis only provided under this plan are identical to those offered under the CEOP. Investments fluctuate in value as market prices for the investments change. Participants may switch funds among their investment choices periodically. Although SCEOP is unfunded, the Company has established a rabbi trust for this plan. The named officers make a distribution election at the time of enrollment in the SCEOP, specifying a lump sum distribution upon termination or annual installment distribution (up to 15 annual installments).

Termination and Change in Control Payments

Each of the named officers has an Executive Agreement with the Company which provides that in the event of a covered termination of employment, the individual will receive a lump sum severance payment and certain other benefits as outlined below. In the event a covered termination occurs following a change in control, those payments and benefits are enhanced. If the executive elects to retire or otherwise voluntarily terminates his or her employment (other than in a covered termination situation), the officer is not entitled to any payments or benefits under the Executive Agreement.

A covered termination means (i) termination by the Company of the executive’s employment other than for cause and (ii) the voluntary termination by executive because: (a) the Company reduces his or her base salary or fails to provide increases in accordance with Company policy, (b) the Company fails to continue the executive’s participation in its benefit plans on substantially the same basis as previously, (c) the executive becomes disabled and cannot perform his or her duties for at least 180 days, (d) following a change in control, the Company requires the executive to relocate to an office not within reasonable commuting distance of his or her home or (e) following a change in control, (1) the Company fails to substantially maintain its benefit plans as in effect at the time of the change in control or (2) the executive’s duties, position or reporting responsibilities are diminished.

A change in control would occur if the Company ceases to be publicly owned; 20% or more of its voting stock is acquired by a person or group of persons (other than the Company, a subsidiary or a Company employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; all or substantially all of the Company’s business is disposed of in a transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company); or the shareholders of the Company approve a sale of all or substantially all the Company’s assets or a liquidation or dissolution of the Company.

Each agreement provides that upon a potential change in control, the individual agrees to remain in the Company’s employ for the earlier of (i) the date of change in control or (ii) six months after a potential change in control of the Company has occurred. A potential change in control occurs if (i) the Company has entered into an agreement which, if carried out, would result in a change in control; (ii) any person publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control; (iii) the Company learns that any person (excluding the Company’s employee benefit plan or related trust) has become the beneficial owner directly or indirectly of the Company’s stock representing 9.5% or more of the combined voting power of the Company’s stock; or (iv) the Board adopts a resolution to the effect that, for purposes of the Executive Agreement, a potential change in control has occurred.

The agreements also provide that the officers not solicit our customers or employees for a period of one year following termination.

While the agreements currently expire on December 31, 2007, upon any expiration, the agreements automatically renew for successive one-year periods unless the Board (or the Compensation Committee) determines that they should not be extended and no potential change in control or change in control occurs after such Board or Committee determination and prior to the expiration. They are also automatically extended until the end of a calendar year following the third anniversary of any potential change in control.

Voluntary Termination or Retirement (Other than a Covered Termination)

The named officers would receive the following payments if they retired or otherwise voluntarily terminated their employment at December 31, 2006 (other than in a covered termination situation):

Voluntary Retirement/Termination Payments

Name(a)	Nonqualified Pension Plan (1)(b)	Performance Unit Payout (2)(c)	Total(d)
M. E. Campbell	$10,383,830	$4,574,573	$14,958,403
H. Anderson	0	755,027	755,027
P. J. Craney	4,508,190	1,376,813	5,885,003
L. S. Massimo	0	1,376,813	1,376,813
S. A. O'Connor	0	755,027	755,027

(1)	Figure represents the lump sum value of the nonqualified pension plan (Senior Plan) benefit using AAA Municipal Bond rates of 3.625% as of December 31, 2006. In addition to the nonqualified pension plan payment, Messrs. Campbell and Craney will also be eligible to receive benefits under the Tax-Qualified Pension Plan under the same formula provided to all salaried, non-bargaining employees. The other named officers are not eligible at December 31, 2006 for lump sum payment under this plan because they have not yet reached age 55 as of such date.
(2)	Long Term Incentive Plan cash payout will occur if earned at the end of the performance cycle and approved by the Compensation Committee. If not so approved, the officers would forfeit the payment. The number of performance units will be prorated based on the length of time worked during the performance or retention cycle, as the case may be. The closing price of our Common Stock at December 29, 2006 ($33.31) (the last trading day of 2006) was used to calculate the value shown. Actual value at payout will depend on the stock price at or near the payout time.

Covered Termination Prior to a Change in Control

For a covered termination prior to a change in control, the named officer would receive the following amounts in addition to those outlined above for a voluntary retirement or termination:

(a) Lump sum cash severance equal to one-year’s base pay;

(b) the greater of the current three-year average annual incentive compensation award or the standard (target) annual incentive compensation award; and

(c) 12 months of active medical, dental and life insurance coverage and an additional 12 months of pension service credit.

The value of the additional amounts received in a covered termination at December 31, 2006 prior to a change in control would be as follows:

Name(a)	Cash Severance (1)(b)	Post- Termination Healthcare (2)(c)	Outplacement Services (3)(d)	Additional Pension (4)(e)	Total(f)
M. E. Campbell	$1,655,412	$17,038	$100,000	$514,702	$2,287,152
H. Anderson	491,253	17,055	100,000	100,571	708,879
P. J. Craney	755,083	17,131	100,000	374,269	1,246,483
L. S. Massimo	805,083	18,431	100,000	227,118	1,150,632
S. A. O'Connor	523,808	12,526	100,000	101,402	737,736

(1)	If the executive did not receive the cash severance payment because he or she did not have an Executive Agreement, upon layoff, the executive would have been entitled to receive severance under our

Employment Transition Benefit Plan which is available to all salaried employees. The amounts that would have been payable under the Employee Transition Plan are: for Mr. Campbell, $924,048; for Mr. Anderson, $308,654; for Mr. Craney, $508,784; for Mr. Massimo, $236,925; and for Ms. O’Connor, $231,706.

(2)	Represents employer-paid costs for (i) Total Life and Accidental Death and Dismemberment, (ii) Medical Insurance, and (iii) Dental Insurance for the duration of the 12 month severance period. All employer-paid costs were calculated using 2006 actual expenses without inflation adjustments.
(3)	Includes $100,000 outplacement services for each named executive.
(4)	Represents an additional lump sum payment under the Senior Executive Pension Plan reflecting the severance paid and an additional 12 months of pension service credit. The additional 12 months of pension service credit does not provide an additional benefit to Mr. Campbell who at December 31, 2006 hit the maximum pension benefit cap contained in the Senior Executive Pension Plan.

These amounts are in addition to those described under voluntary retirement or termination above.

Covered Termination After a Change in Control

For a covered termination following a change in control, the named officer would receive the following amounts in addition to all those outlined above:

(a) Additional cash severance equal to two times the total amount paid as outlined in clause (a) above under a covered termination prior to a change in control;

(b) Cash bonus equal to three times the higher of the individual’s long-term incentive target in effect at the time of termination or in effect immediately prior to the change in control in a covered termination situation prior to a change in control;

(c) An additional 24 months of pension service credit coverage for the two-year period following termination;

(d) If the named officer is less than age 55 at the time of a change in control, a lump sum pension plan payout of their nonqualified pension plan is calculated based on an age 55 commencement of benefits and the plan’s early retirement factors at such age. (See Pension Benefits Table narrative for additional information regarding change in control provisions for individuals age 55 and older);

(e) An additional 24 months of employee life insurance coverage and until age 65, medical and dental coverage;

(f) Outplacement services;

(g) Tax gross-up in the event payments trigger “excess parachute payment” taxes under U.S. tax law; and

(h) If the termination occurs after the first fiscal quarter of a year and, in lieu of any actual bonus for that year, a bonus prorated for the weeks worked in the year using the higher of (i) the targeted bonus standard in effect prior to the change in control and (ii) the one in effect at termination.

If there were a covered termination at December 31, 2006 immediately after a change in control, the values of the additional amounts the executive would receive are as follows:

Name(a)	Additional Cash Severance and Bonus(1)(b)	Additional Post- Termination Healthcare (2)(c)	Additional Pension (3)(d)	Additional Performance Unit Payout (4)(e)	Parachute Tax Gross-Up Payment (5)(f)	Total ($)(g)
M. E. Campbell	$7,735,823	$44,536	$2,335,618	$2,453,837	$8,016,336	$20,586,150
H. Anderson	1,777,507	245,197	1,383,889	410,823	2,242,606	6,060,022
P. J. Craney	2,920,167	69,835	796,930	755,027	3,016,934	7,558,893
L. S. Massimo	3,020,167	214,825	2,114,026	755,027	3,677,553	9,781,598
S. A. O’Connor	1,842,617	161,434	1,378,037	410,823	2,227,874	6,020,785

NOTE: The actual bonus paid for 2006 is already included in columns (d) and (g) in the Summary Compensation Table. Column (e) above includes long term incentive grants which also appear in column (g) of the Grant of Plan-based Awards table and column (i) of the Outstanding Equity Awards at Fiscal Year-End table.

(1)	Figures for Additional Cash Severance is two times base salary, two times actual average bonus paid in the past three years or current year bonus target (whichever is greater) plus three times annual Long-Term Incentive Plan value. Figures also include a bonus for 2006 at 100% of 2006 targeted bonus opportunity.
(2)	Represents additional 24 months of employee life insurance coverage and medical and dental coverage until the individual reaches age 65. All employer-paid costs were calculated using 2006 actual expenses without inflation adjustments.
(3)	The figures represent an additional payment to the named officer that is sufficient with the earlier pension payments shown in these Executive Severance tables which, after taxes, would permit the officer to purchase an annuity that would provide him or her with a pension under the Senior Executive Pension Plan, which pension calculation will include the severance paid and an additional 24 months of pension service credit under the Arch pension plans in addition to the pension credit received in a covered termination prior to a change in control. The additional 24 months of pension service credit does not provide an additional benefit to Mr. Campbell who at December 31, 2006 reached the maximum pension benefit cap contained in the Senior Executive Pension Plan. In the case of the two named officers who are over age 55, the annuity reflects the commencement of the pension at the officer’s current age and for the three named officers who are under age 55, such annuity reflects the commencement of the pension at age 55 and using the age 55 early retirement subsidy formula under the plan. The annuity purchase price reflects pricing at December 31, 2006.

IMPORTANT NOTE: Pursuant to SEC disclosure requirements, amounts shown in the Summary Compensation Table and Pension Benefit Table are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age (age 62), where the amounts shown in the three tables shown above are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible. For the two executives over age 55, this also results in the situation where the Summary Compensation Table and Pension Benefit Table show an increase in value during 2006, where these tables would have shown a decrease in value when compared to similar tables at the end of 2005.

(4)	Represents the difference between the performance units prorated based on time worked in the performance cycles as shown in the Voluntary Retirement/Termination Payments table and all performance units paid out immediately in the event of a change in control without proration. The closing price of our common stock at December 29, 2006 ($33.31), the last trading date of 2006, was used to calculate the value shown.
(5)	Parachute tax gross up assumes 60.4% individual tax rate, which includes a 20% parachute excise tax rate.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Arch Chemicals, Inc. oversees the Company’s compensation program on behalf of the Board. Among the key compensation issues addressed by the Committee in 2006 were:

•	Established 2007 Total Compensation Opportunity for Named Officers

•	Approved Key 2006 Strategic Goals for CEO

•	Approved 2005 Incentive Plan Payouts Consistent with the Company’s Business Results

•	Recommended 2007 Directors Compensation Program to Board of Directors

These decisions were taken consistent with the intent and processes described in the 2006 Compensation Discussion and Analysis (CD&A) set forth in this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the CD&A. In reliance on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s Proxy Statement to be filed in connection with the Company’s 2007 Annual Meeting of Shareholders.

H. William Lichtenberger, Chair

Richard E. Cavanagh

Daniel S. Sanders

March 7, 2007

Compensation Discussion and Analysis

Compensation Committee Overview

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Scope of Authority. The Compensation Committee of our Board evaluates and establishes compensation for our Chief Executive Officer (“CEO”) and our other officers named in the Summary Compensation Table (the persons named in such table being the “named officers”).

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Executive Officer Pay. For our CEO and the other named officers, the Committee determines the annual base salary and the opportunity to be delivered by our equity and management incentive plans, deferred compensation and post-termination arrangements, and our supplemental compensation and benefits programs.

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Charter. The complete set of duties, responsibilities, and procedures of the Committee is governed by a Committee charter. The Committee’s current charter is available on the Internet at http://www.archchemicals.com under the heading “Corporate Governance at Arch.”

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Independence of Directors. Our Committee consists of three outside directors, all of whom are independent as defined in the New York Stock Exchange listing requirements and under our Principles of Corporate Governance. Our current Committee members are H. William Lichtenberger, who has served as Chair and Committee member since 1999, Richard E. Cavanagh, a member since 1999, and Daniel S. Sanders, a member since 2004.

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Outside Compensation Consultant. The Committee has retained the Hay Group as an outside compensation consultant. The outside compensation consultant reports directly to the Committee and provides data and insights that ensure that our executive compensation programs and director compensation programs are reasonable and consistent with our compensation objectives and policies. Since February 2007, Management obtains the Committee’s approval (or if not practicable, the Committee Chair’s approval) for all other services to be provided by Hay Group to the Company.

•	Meetings. In 2006, the Committee met twice.

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Management Participation and Executive Sessions. Members of management are invited to participate in the meetings. Our CEO and Vice President of Human Resources attend Committee meetings regularly and usually our CFO also attends. Management’s role is to contribute input and analysis to the Committee’s discussions. Although management makes recommendations, the final determination for executive compensation rests with the Committee. The Committee meets in Executive Session in which only the Committee members and the outside compensation consultant participate. The Executive Sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance achievement and the terms and conditions associated with compensation the CEO earns. The Committee Chair informs the Board of its decisions generally and meets with the Board in Executive Session periodically to report on the CEO’s compensation.

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Performance Focus. Because of our compensation program’s emphasis on performance achievement, an important focus of the Committee is to establish appropriate performance measures and then monitor their subsequent achievement. Periodically, management has solicited feedback from key shareholders and our investment bankers regarding their most important financial measures used to assess a successful business strategy.

Overview of Compensation Decision-Making Process

As reflected in the Summary Compensation Table contained in this Proxy Statement, we compensate our named officers through various plans and programs. In its decision-making process, the Committee primarily considers competitiveness and best practices. In addition, it considers tax deductibility for the Company, and the consistency of the plans with our compensation program objectives (see next section).

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Competitive Standard—Named Officers. The Committee’s primary competitive standard for base salary and annual and long term incentive award levels is to target the median of a group of 16 specialty chemical companies that are similar to us in terms of size, scope of operations, and operating performance.

In making named officer compensation determinations, the Committee also considers relevant information from the national database of public companies maintained by the outside compensation consultant, Hay Group, which includes data from hundreds of major companies. Additionally, the outside compensation consultant annually provides advice with respect to comparable pay positioning, competitive data interpretation and the determination of appropriate pay mix and pay delivery vehicles.

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Five-Year Review. Under U.S. tax law, we are required to submit to the shareholders every five years our annual Senior Management Incentive Compensation Plan, which provides short-term financial performance-based bonuses, and our Long-Term Incentive Plan, which provides long-term equity-based incentive awards.

The last review was completed in 2005. As a result of that review, additional performance measures for performance-based awards were added to the annual and long-term incentive plans.

Executive Compensation Objectives

The Company’s executive compensation program is designed to provide a rational, consistent and easy-to-understand reward system. The objectives of our executive compensation program include:

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Reward for Shareholder Value Creation. The overarching objective of our compensation opportunity and, in particular, the incentive arrangements, is to drive executive actions and behaviors that improve profitability and maximize the overall economic value realized by our shareholders. As a result, we currently measure and reward executive performance based on achievement of strategic business goals and specific financial measures, namely, cash flow, earnings per share (“EPS”) and return on equity.

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Promote an Unambiguous Performance Focus. All financial performance goals are based on specific objective criteria which have been approved in advance by the Committee. The goals are precisely articulated and clearly communicated to our named officers. Performance below target results in reduced payouts and in some cases, no payouts if the financial targets are not achieved.

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Emphasize At-Risk Pay. Our named officers’ total targeted compensation opportunity (that is, base salary plus annual incentive target compensation plus long-term incentive target compensation) emphasizes at-risk incentive pay. Pay is considered “at risk” if its payment is contingent upon achieving financial or strategic results or if it is subject to forfeiture and its value is subject to stock price fluctuation. Additionally, long-term incentive opportunities are more heavily weighted in the pay mix than annual incentive opportunities. The pay mix of our CEO’s 2006 compensation illustrates this emphasis on at-risk pay. His 2006 total targeted compensation was 71% at risk and total compensation consisted of: base salary 29%, annual incentive opportunity 25% and long-term incentive opportunity 46%. Of this 71% at risk, more than half was tied solely to achieving specific financial targets.

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Provide Internally Equitable and Externally Competitive Rewards. We believe that the determination of equitable and competitive compensation should balance the external and internal value for the job role. Thus, the pay opportunity provided to our named officers is not determined solely by the external data. Pay determinations also may consider a job’s potentially unique role at the Company and its impact on our sustainable financial success. This approach allows us to attract and retain the premier level of talent the Company needs in a very competitive market.

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Unite the Company’s Management as a Team. The key financial measures in our incentive arrangements are common to all participants. In this way, we create a shared, singleness of focus that unites our executive team.

Elements of Executive Officer Compensation

The total compensation opportunity of each of our named officers is comprised of the following compensation elements:

Base Salary

•	Purpose. Base salary is designed to compensate the executive for the fulfillment of the regular duties and responsibilities associated with the job role.

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Plan Structure. At the Company’s inception, we adopted the Hay Guidechart Profile for job evaluation. This profile assigns each job position a fixed number of “Hay” points based on the position’s duties and responsibilities. This profile allows us to create an internal hierarchy of our jobs based on the position’s responsibilities and its impact on the organization. Since the Hay Guidechart Profile is a commonly preferred structure in our industry, the outside compensation consultant from the Hay Group can provide us base pay comparisons with jobs of similar Hay Points at comparable organizations.

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Plan Fit with Other Elements of our Compensation Program. Base salary is one of the three elements of our total targeted compensation opportunity (base salary + annual incentive + long-term incentive). It is the only element that is not “at risk”—that is, its payment does not vary with achieving any quantitative or qualitative measures over the fiscal year. For instance, in 2006, base salary represented 29% of the total compensation opportunity for our CEO and ranged from 39% to 45% for the other named officers. This pay mix is consistent with our compensation objectives to emphasize pay at risk.

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Determination Process; Factors Considered. Each October the outside compensation consultant determines a competitive range for base salary increases for our named officers. The outside compensation consultant takes into consideration the Hay Point comparisons, data gathered from the proxy statements of our peer group, salary increase trends for executive base pay and other information provided in published surveys. Our peer group for this purpose is: A. Schulman, Inc., Albemarle Corporation, Cabot Corporation, Chemtura Corporation, Cytec Industries Inc., Ferro Corporation, FMC Corporation, Hercules Incorporated, International Flavors & Fragrances Inc., MEMC Electronic Materials, Inc., Olin Corporation, Sigma-Aldrich Corporation, The Lubrizol Corporation, Valhi, Inc., W. R. Grace & Co. and Wellman, Inc.

The consultant reviews his competitive analysis with the CEO. Based on this analysis, the CEO makes recommendations for the Committee’s approval for our named executives other than himself.

With respect to our CEO’s base salary increases, the outside compensation consultant meets alone in Executive Session with the Committee to discuss appropriate pay positioning based on the data he has gathered and makes a recommendation to the Committee.

The Committee makes final determination for all base salary increases for the named officers. The data gathered helps the Committee to test for reasonableness and competitiveness. However, taking into account the compensation objectives, the Committee’s final determination may incorporate its subjective judgment relating to individual performance as well. The effective date of the increases is January 1 of the following year. Based on this review in October 2005, our CEO received a 3.3% increase in his base salary for 2006 while the other named officers received base salary increases that ranged from 3.3% to 3.8%.

Annual Incentive

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Purpose. Our annual incentive arrangements are designed to reward our executives for the achievement of important, challenging annual business goals. We have two annual incentive plans. For 2006, the CEO participated in the Senior Management Incentive Compensation Plan and the other named officers participated in the Arch Annual Incentive Plan.

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Plan Structure. Annual incentive awards are determined for the named officers pursuant to a formula under various plans. Each named officer has an annual dollar value target award. In recent annual performance cycles for the named officers, 70% of the target award is dependent on two financial performance factors being met while 30% of the award is earned based on achievement of the individual’s personal business objectives. For the named officers, the maximum 2006 award payable for the achievement of financial objectives is 200% of the target award. All the named officers have the same financial measures and targets for these annual incentive awards. These financial measures, which were earnings per share (“EPS”) and cash flow (as defined below) for 2006, have also been approved by the shareholders under our Senior Management Incentive Compensation Plan.

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Plan Fit with Other Elements of our Compensation Program. The annual incentive award is the second of the three elements of our total targeted compensation opportunity (base salary + annual incentive + long-term incentives). Payouts from this plan are “at risk” and contribute to our desired target pay opportunity which places more weight on “at risk” pay.

•	Determination Process; Factors Considered.

•	Individual Target Award Level Determination.

(a) As part of the competitive assessment process described above for base salary determination, the Committee establishes the individual annual incentive targets for our CEO and the other named officers.

(b) The outside compensation consultant determines a competitive range for this targeted opportunity and provides other input for target award determination. The range is expressed in dollars rather than percentage of pay.

(c) To establish each individual’s specific target level, the Committee considers the competitive data from the peer group companies and the resultant competitive positioning of the total compensation opportunity for the individual and the outside compensation consultant’s recommendation. The Committee also considers other factors such as the internal value of the job to the Company, the named officer’s expected impact on the year’s achievement of its financial and strategic goals and our CEO’s recommendation for the other named officers. The 2006 annual incentive opportunity represents approximately 25% of our CEO’s total targeted compensation and 26% to 27% of the total targeted compensation of our other named officers. This mix is consistent with our compensation objectives to emphasize pay at risk.

•	Performance Metrics Determination.

(a) Within 90 days of the commencement of the fiscal year (typically in February) for the annual incentive plan, the Committee determines the financial performance measures by which performance will be measured as well as the weight of each measure and its payout formula.

(b) Among the shareholder-approved financial measures provided in the governing plan documents are: cash flow, EPS, EBIT, EBITDA, EBITDA margins, operating cash flow, operating income, operating margins, profit margin, return on capital, return on equity (“ROE”), return on net assets, return on total assets, working capital and working capital as a percent of net sales.

(c) In selecting the weight and in establishing the payout curves for Company financial performance metrics, the Committee considers the analysis and recommendations of the outside compensation consultant, the CEO and CFO, as well as the fiscal year’s approved annual budget, shareholder value creation expectations, and the level of performance that will be required to achieve or exceed the plan.

(d) In 2001, the outside compensation consultant analyzed the proxy statements of the Company’s peer group and management solicited feedback from key shareholders and our investment bankers regarding their most important financial measures when reviewing the Company. Based on this input, the Committee determined that EPS and cash flow (as defined below) were widely accepted measures of a company’s success and thus selected these two measures as the basis for determining the portion of the annual bonus that is based on our annual financial performance. For 2006, the EPS target, which was weighted at 40% of the total annual bonus opportunity for our named officers, was $1.55 and the cash flow target, which was weighted at 30% of the total annual bonus opportunity for the named officers, was $77.4 million. The Committee sets the EPS and Cash Flow targets by linking the targets to our 2006 budget and our year-over-year improvement goals. Under the plan, cash flow means for a fiscal year EBITDA less capital and investment spending and plus or minus changes in working capital (excluding the effect of any reclassifications to/from long-term assets and liabilities, current or deferred taxes) at the end of such fiscal year. For plan purposes, EBITDA means for a fiscal year consolidated net income (loss) plus income tax expense, interest expense (including costs incurred on accounts receivable securitization program if not included in interest expense), depreciation, amortization, extraordinary expenses or losses, losses on sale of businesses, impairment charges and any special charges minus interest income and any extraordinary gains, gains on sale of businesses or sales not in the ordinary course of business at the end of such fiscal year.

(e) At the same time, the Committee also establishes the strategic, personal qualitative goals for our CEO in consultation with him and our CEO determines qualitative goals for the other named officers in consultation with them. The Committee discusses these qualitative goals for the CEO with him in identifying what successful achievement of the goals mean. Ultimately, the Committee’s decision in selecting the goals is based on the strategic impact of the qualitative goals in the achievement of the approved annual budget and the measurability of the goal’s achievement.

In February 2006, the Committee selected the following qualitative goals, among others, for our CEO:

1.	Demonstrate improved performance in our metrics for our Responsible Care program, which is the chemical industry’s program for improving safety, the environment, security, energy conservation and product stewardship. Targeted initiatives include:

•	Implementation of aggressive Key Performance Indicators for all manufacturing facilities. These leading indicators will allow for proactive intervention and move us closer to best-in-class status.

•	Implementation of a more vigorous requirement to investigate and report near misses and first aids to further enhance our performance.

•	Evaluation of packaging-related distribution incidents and/or customer complaints.

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Achieve certification in the American Chemistry Council’s Responsible Care Management System (RCMS) for our R&D facilities (Cheshire, Connecticut; New Castle, Delaware; and South Plainfield, New Jersey).

•	Conduct a RCMS compliance audit for our facility in Swords, Ireland.

•	Conduct a RCMS implementation gap analysis for our South Africa facility in preparation for a 2007 RCMS compliance audit.

2.	Provide a business strategy to achieve the budgeted sales for the Treatment segment growth initiatives.

3.	Continue to transform the business portfolio to maximize the Company’s strategic growth, such as pursuing Treatment segment acquisitions and continuation of exiting from the Chemical Management Services business.

The other named officers have similar qualitative goals to the extent their responsibilities include these areas.

Earned Award Determination.

(a) Shortly after the end of the fiscal year when the financial statements are available, the Committee determines the individual awards earned under the annual incentive plans based on these statements. This typically occurs in February following the close of the fiscal year.

(b) Pursuant to the pre-approved formula, the financial performance determines the amount of the bonus that is based on those financial objectives. Our CFO certifies for Committee approval the calculation of the bonus payout percentage generated through achievement of the Company financial performance metrics. In the case of our CEO, the Committee is free to reduce the amount of the bonus based on this financial performance. For the 2006 bonus, the financial performance resulted in a 103% total payout of the portion of the bonus based on these financial metrics for our named officers. The Committee approved this bonus subject to confirmation by the Audit Committee of the Company’s final audited financial statement figures as explained below.

(c) Following the end of the fiscal year, our CEO presents his recommendations to the Committee and the outside compensation consultant on the portion of the annual bonus based on the qualitative goals for each of our other named officers. He discusses with the Committee the achievement of each such officer with respect to his or her agreed upon qualitative goals as well as other contributions. He also presents a detailed description of the achievement of his personal, strategic goals.

(d) In Executive Session, the Committee reviews the CEO’s and the Company’s accomplishments. The Committee then exercises its judgment and discretion in determining the level of qualitative goal achievement for our CEO and our other named officers. The Committee may choose to solicit comments from the outside compensation consultant regarding the qualitative awards. As a result of this process, early in 2007, the Committee awarded our CEO a bonus of $223,325, which represents a 110% payout of the portion of his bonus based on his 2006 qualitative goals. The Committee awarded a 2006 payout to our other named officers ranging from 100% to 140% of the portion of the bonus based on their qualitative goals and other contributions.

(e) When the Company’s financial statements are finalized in late February, the Audit Committee adopts a confirming resolution that there are no significant differences between the financial statements presented to the Committee as described above and the final audited financial statements submitted to the Audit Committee. This approach insures that any incentive compensation is paid out only on final audited financial statements. This process was followed for the 2006 bonuses.

Long-Term Incentives

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Purpose. Our long-term incentives are designed to tie the major part of our key executives’ total targeted compensation opportunity to Company performance and the long-term enhancement of shareholder value. The plan also is designed to encourage the long-term retention of these executives.

•	Plan Structure and Basis for Determination of Form of Award.

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Plan Document. Our shareholder-approved Long Term Incentive Plan allows for various award types including options (non-qualified stock options and incentive stock options), restricted stock, restricted stock units, and performance awards (denominated and/or payable in cash or equity).

•	Award Form. The Company has not granted stock options since 2003. Instead, long-term incentives are delivered through the use of performance share units.

•	Plan Operation.

(a) Each year eligible participants are granted performance share units. Each unit is the equivalent of one phantom share of the Company’s common stock and the unit’s value fluctuates with the common stock price. A financial target for the payout of the units is set for the third year of the three-year cycle which begins with the year in which the grant occurs. If at the end of the second or third year, the financial performance target is met or exceeded, the value of these performance share units is paid out in cash.

(b) If by the end of the third year, the financial performance target is not met, one-half of the performance share units are forfeited while the other half pays out at the end of an additional three-year vesting period if the officer continues in our employ for those additional three years.

(c) Dividend equivalents are paid currently to the holders on all the outstanding units.

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Plan Fit with Other Elements of our Compensation Program. The long-term incentive award is the third element of our total targeted compensation opportunity (base salary + annual incentive + long-term incentive). Awards from this plan are “at risk” pay. The intent is to have approximately 50% of the total compensation opportunity for the CEO to be delivered through this plan. Long-term incentive opportunities represent 46% of the CEO’s 2006 total compensation opportunities and between 29% and 35% (depending on job role) of the other named officers’ total 2006 targeted compensation opportunity each year. This pay mix is consistent with the Committee’s compensation objectives to emphasize pay at risk. We consider this plan as the lynchpin of our compensation opportunity. It links a large portion of the executive’s financial well-being with the financial success of the Company and shareholder value creation. Since the award is denominated in phantom shares of our common stock, changes in market value of the stock impact the value of the award to the named officers. Thus, like shareholders, the executive is rewarded for a rising share value and is negatively impacted if the share value falls.

•	Determination Process; Factors Considered.

•	Individual Target Award Level Determination.

(a) Concurrent with the competitive assessment process for base salary and annual incentive target determination, the Committee establishes individual long-term incentive opportunities for our named officers.

(b) The outside compensation consultant determines a competitive range for this job position using the Company’s peer group and provides other input to the Committee and the CEO for target award determination. The range is expressed in dollars rather than percentage of pay.

(c) Similar to the process used with the annual incentive target award level determination, the Committee considers the competitive data and the resultant competitive positioning of the total compensation opportunity for the individual. The Committee also considers previous grants as well as other factors such as the internal value of the job to the Company, the officer’s expected impact on our long-term success and, in the case of our other named officers, the CEO’s recommendation.

(d) The target dollar amount is converted into the number of performance share units representing approximately the same total value. In this calculation, the Committee sets the value of the units for purposes of determining the number of units to be received in the upcoming grant. In October 2005, this value was set by the outside compensation consultant using a projection of the market value of the Company’s common stock adjusted by a risk factor also established by the outside compensation consultant. The risk factor is determined by the outside compensation consultant based on the degree of difficulty in achieving the performance metrics, the risk of forfeiture, the market price volatility of the Company stock and the impact of the award’s dividend equivalent payments.

•	Performance Metrics Determination.

(a) At the initiation of the three-year period for the units, the performance metric or metrics are selected and the target is established.

(b) Among the shareholder-approved financial measures provided in the governing plan document are ROE, total return to shareholders, cumulative earnings per share growth, cash flow, EPS, EBIT, EBITDA, EBITDA margins, operating cash flow, operating income, operating margins, profit margin, return on capital, return on equity, return on net assets, return on total assets, working capital and working capital as a percent of net sales.

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Current Measure. For the awards granted annually since 2003, the financial performance goal for the units was a targeted ROE. Consistent with the advice from the outside compensation consultant, the Committee selected ROE because it is a widely used financial measure for long term incentive plans and use of this metric demonstrates shareholder alignment and value creation. Each year at the time of grant, the Committee selected a specific ROE target for that year’s grant. The selection of a specific ROE target is based on a significant—yet achievable but not assured—improvement over the previous year’s actual ROE, and is supported by the Company’s most recent strategic plan financials reviewed with our Board. The specific ROE target selected by the Committee for the 2004 grant which matured at the end of 2006 was 11 percent. At the time of the 2004 grant, ROE performance for the most recently completed fiscal year (2003) was 4.8%.

•	Earned Award Determination.

(a) Shortly after the end of the second fiscal year, the Committee determines if accelerated payment of the awards granted in the prior year has been achieved. To achieve accelerated payouts at the end of Year Two, ROE must be equal to or greater than the ROE target for Year Three. The CFO is required to certify the performance achievement.

(b) If no payout is earned at the end of the second fiscal year, the actual ROE for Year Three is compared to the ROE target for Year Three. The CFO is required to certify that the performance has been achieved. If the target is achieved, the Committee approves a payout of the units. However, in its final determination the Committee has the discretion to reduce (but not increase) the level of award paid to all participants or to individual participants. For the performance units granted in 2004 which matured at the end of 2006, the ROE target of 11% was not achieved at the end of 2005 or 2006. As a result, half the performance share units were forfeited and the other half will pay out following the end of 2009 if the executive is still in our employ at that time.

(c) When the financial statements are finalized, the Audit Committee adopts a confirming resolution that there are no significant differences between the financial statements presented to the Committee and the final audited financial statements submitted to the Audit Committee. This approach insures that incentive compensation is paid out only on final financial statements.

Equity Ownership Guidelines

We do not have formal equity ownership requirements for our named officers. The Committee believes that the requirements needed to sharpen the focus of our executive officers on shareholder interests are already in place. They already are “owners.” For instance, as illustrated in the Outstanding Equity Awards At Fiscal Year-End Table, our named officers have vested in-the-money equity grants that are valued at meaningful multiples of their annual base salary. Additionally our long-term incentive plan (representing 29% to 46% of the total target pay opportunity) is denominated in performance share units which can only pay out in future years. This plan’s overlapping long term grants makes our executives perpetual “owners” with significant compensation opportunity at risk. Finally, through our 401(k) plan and supplemental 401(k) plan, our named officers hold additional real and phantom shares of our common stock, including company matching shares.

Deferred Compensation

A deferred compensation vehicle allows participants to defer receipt and taxation of income. We maintain a voluntary non-qualified deferred compensation plan as well as a nonqualified supplemental 401(k) plan enabling employees to defer salary and matching contributions in excess of Internal Revenue Code limits that apply to our qualified 401(k) plan. Such opportunities are common practice in general industry. We maintain these plans to ensure an overall competitive compensation and benefits offering and to attract and retain top talent. For a description of these plans, please see the text accompanying the Non-Qualified Deferred Compensation table.

Employment Agreements

Each of the named officers has an employment agreement that sets forth the economic consequences and entitlements in the event of involuntary or constructive termination of employment. The Committee periodically reviews the provisions outlined in the employment agreements and evaluates these agreements for their appropriateness and consistency with our intended compensation objectives. The last such review occurred in December 2004. For a description of these agreements, please see the “Termination and Change in Control Payments” below.

Retirement Income Benefits

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Purpose. The purpose of our retirement income plans is to provide a stable source of post-retirement income for our employees. The plans are designed to encourage long-term retention as evidenced by the length of service of our executive officers. For a description of these plans, please see the Pension Benefits table and accompanying text.

Senior Executive Life Insurance

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Purpose. This benefit provides additional levels of income protection in the event of the death of the Company’s executives who are rated at 1182 Hay points or above, including the named officers. We maintain this program to insure an overall competitive compensation and benefits offering and to attract and retain top talent.

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Plan Benefit. This Group Variable Universal Life Insurance (“GVUL”) program provides a guaranteed issue of insurance with a benefit of four times base salary coverage up to a maximum of $2.5 million. Additional coverage over that limit is subject to certification of medical insurability. The Company pays the entire premium. See the Summary Compensation Table and accompanying footnotes for disclosure of these amounts in 2006. The GVUL program also provides a cash accumulation fund that allows participants to invest voluntarily in the policy on a tax-advantaged basis. In addition, the Company pays the full premium to provide a survivor income benefit to executives equal to a monthly benefit of 30% of the executive’s salary at the time of death paid to the surviving spouse (or 40% if the deceased executive has eligible children). The payments are made until the spouse reaches age 65 and/or the children reach age 25 or marry. The maximum monthly benefit allowed under the plan is $6,000 per month for spouses and an additional $2,000 per month if there are one or more eligible children. All salaried employees at the Company have additional Accidental Death & Dismemberment coverage. For executives, the amount of coverage is calculated by taking their annual base salary rounded up to the next $10,000 and multiplying it by two.

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Decision Factors. In 2005, the Compensation Committee replaced the prior Senior Executive Life Insurance program with the GVUL program. The rationale was that the Company could provide twice the protection for the executive at half the cost to the Company.

Perquisites

Purpose. The Committee has reviewed Arch’s total compensation and benefits programs provided to all employees and believes that these programs provide a comprehensive and competitive foundation for our employees. Given the comprehensive nature of these programs, the perquisites provided to executives are minimal.

We provide the following perquisites:

1.	Our CEO receives annually a cash payment as an auto allowance for the purchase or lease of an automobile.

2.	The CEO may elect to have a home security system installed in his home at Company expense and is reimbursed for any security system monitoring charges.

3.	All named officers are entitled to financial counseling and estate planning assistance annually provided by a third party at our expense.

4.	The named officers may use the Company’s driver or an outside limousine service for personal use at our expense.

5.	All named officers are permitted to use our golf club membership provided they reimburse us for any out-of-pocket expenses incurred in such use (e.g. meals, greens fees, etc.)

In addition, our CEO received reimbursement for costs incurred with a third party for personal income tax preparation.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP (“KPMG”) was appointed as independent registered public accounting firm of the Company for the year 2007. The firm was selected by the Audit Committee of the Board.

Why are you asking for the shareholders to ratify the independent registered public accounting firm?

The submission of this matter to shareholders at the Annual Meeting is not required by law or by our Bylaws. The Board is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board intends to reconsider its appointment of KPMG. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

What were KPMG audit fees in 2005 and 2006?

The aggregate fees billed to the Company for professional accounting services, including the audit of the Company’s annual financial statements by KPMG for the fiscal years ended December 31, 2005 and December 31, 2006 (based on fees billed to the Company through the date of this Proxy Statement) are set forth in the table below.

	2005	2006
	(in thousands)
Audit Fees	$3,897	$3,857
Audit-Related Fees	460	164
Tax Fees	20	17

Subtotal	4,377	4,038
All other fees	0	6

Total fees	$4,377	$4,044

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit Fees – These are fees for professional services performed for the audit of the Company’s and certain of its subsidiaries’ annual financial statements and review of financial statements included in its Form 10-Q filings, services that are normally provided by its independent accountants in connection with statutory and regulatory filings or engagements, including Sarbanes-Oxley Act Section 404 audits, and services that generally only its independent accountants reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. Included in this category for KPMG are fees incurred for audits of the financial statements of certain of our subsidiaries performed in connection with acquisitions or dispositions of such subsidiaries, or in compliance with such subsidiaries’ independent legal reporting obligations.

•

Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by the Company’s independent accountants. More specifically, these include: employee benefit plan audits; due diligence related to mergers, acquisitions and dispositions; internal control reviews; attestation services that are not required by statute or regulation; and consultation concerning financial accounting and reporting standards.

•

Tax Fees – These are fees for all professional services performed by professional staff in KPMG’s independent accountant’s tax division except those services related to the audit of the Company’s financial statements. These include fees for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns, refund claims and tax payment services. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to mergers, acquisitions and dispositions, and requests for rulings or technical advice from taxing authorities.

•	All Other Fees – These are fees for other permissible work performed that do not meet the above category descriptions.

SEC rules require the Company’s Audit Committee to pre-approve all auditing and permissible non-auditing services provided by the Company’s independent auditor (with certain limited exceptions). Since the effective date of these rules, all of the services performed by KPMG described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in accordance with the Company’s pre-approval policy described below.

The percentage of services in each category above (other than audit services) that were rendered pursuant to the de minimus safe harbor exception to the pre-approval requirements are as follows: Audit-Related Fees (0%), Tax Fees (0%) and All Other Fees (0%).

Pre-approval Policies and Provisions

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. Pursuant to the policy adopted by the Audit Committee in 2003, the Audit Committee pre-approves all auditing and permissible non-auditing services provided by our independent accounting firm. The approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the Company’s independent accounting firm or on an individual basis. The Audit Committee has pre-approved certain specific non-auditing services provided they are below a certain dollar threshold and provided such specific services are subsequently presented to the Audit Committee. For all other non-audit services not so pre-approved, the Audit Committee has delegated to each Audit Committee member the authority to approve such services but that decision must be presented to the full Audit Committee at its next regularly scheduled meeting. The Company’s independent accounting firm may not be retained to perform the non-auditing services specified in Section 10A(g) of the Exchange Act.

What vote is required to ratify the independent registered public accounting firm?

The ratification of the appointment of independent registered public accounting firm for 2007 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will be included in determining the number of votes cast.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007.

MISCELLANEOUS

Who will pay for this solicitation of proxies?

The Company will pay the entire expense of this solicitation of proxies.

Georgeson Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and facsimile and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson Inc. a fee of $9,500 for its services and will reimburse Georgeson Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone, facsimile, mail and telegram by directors, officers and employees of the Company.

When must a shareholder submit a proposal for the next annual meeting?

Shareholders who intend to present proposals for consideration at the 2008 Annual Meeting of Shareholders and who wish to have their proposals included in the Company’s proxy statement and proxy card for that meeting must be certain that their proposals are received by the Company at its principal executive offices on or before November 14, 2007. Proposals should be sent to the Corporate Secretary, Arch Chemicals, Inc., 501 Merritt 7, Norwalk, Connecticut 06851. All proposals must also comply with the applicable requirements of the Federal securities laws in order to be included in the Company’s proxy statement and proxy card for the 2008 Annual Meeting. In addition, in order for any shareholder proposal to be presented during next year’s annual meeting, written notice must be received by the Company at its headquarters on or after November 14, 2007 and on or before December 14, 2007 as provided in the Company’s Bylaws, and shall contain such information as required under such Bylaws. The Bylaw requirements are separate and apart from and in addition to the SEC’s requirements that a shareholder must satisfy to have a shareholder proposal included in the Company’s proxy statement under SEC Rule 14a-8. You may contact the Company’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals, including nominations for directors.

By order of the Board of Directors,

SARAH A. O’CONNOR

            Secretary

Dated: March 13, 2007

PRINTED ON RECYCLED PAPER

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxypush.com/arj		1-866-416-3857
• Go to the website address listed above.		• Use any touch-tone telephone.		• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

1-866-416-3857	Internet or telephone vote before 11:59 p.m., U.S. Eastern time, on April 25, 2007; however for Arch CEOP participants, the deadline for Internet and telephone voting of shares held in those plans is 9:00 a.m., U.S. Eastern time, on April 25, 2007.
CALL TOLL-FREE TO VOTE

☐	ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” all nominees and “FOR” all proposals below:									FOR	AGAINST	ABSTAIN

1.	Election of Directors (mark one box)						2.	Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐
	FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR ALL WITH EXCEPTIONS*	☐

Nominees:		01 - Richard E. Cavanagh 02 - Michael O. Magdol 03 - Douglas J. Wetmore					This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and “FOR” Proposal 2.

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)							To change your address, please mark this box and provide new address in comments on back.			☐

Exceptions*

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our telephone or
Internet voting system.
(Bring this admission ticket with you if attending the meeting)
FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE SIDE

Directions to The Stamford Sheraton Hotel

2701 Summer Street

Stamford, CT

via the New England Thruway/Connecticut Turnpike or Merritt Parkway

From the Merritt Parkway (Route 15) Traveling South from New Haven

Take Exit 35 and turn right onto High Ridge Road. Follow High Ridge Road, which becomes Summer Street. Enter Hotel on left from Summer Street.

From the Connecticut Turnpike (I-95) Traveling North from New York

Take Exit 8 and turn left onto Atlantic Street, which becomes a one way street called Bedford Street. Enter the Hotel on left from Bedford Street.

From the Connecticut Turnpike (I-95) Traveling South from New Haven

Take Exit 7 onto North State Street. Continuing on North State Street, at the second light take a right onto Atlantic Street. Follow Atlantic Street, which becomes a one way street, called Bedford Street. Enter on left from Bedford Street.

From the Merritt Parkway (Route 15) Traveling North from New York

Take Exit 34 and turn right onto Long Ridge Road. Follow Long Ridge Road, which becomes Summer Street. Enter Hotel on left from Summer Street.

Arch Chemicals, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

of Arch Chemicals, Inc.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Michael E. Campbell, Daniel S. Sanders, and Janice J. Teal, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Arch Chemicals, Inc. owned of record by the undersigned, and (ii) directs JPMorgan Chase Bank, Trustee under the Arch Chemicals, Inc. Contributing Employee Ownership Plan to vote in person or by proxy all shares of Common Stock of Arch Chemicals, Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, in each case of clause (i) and (ii), on all matters which may come before the 2007 Annual Meeting of Shareholders to be held at The Stamford Sherton Hotel, 2701 Summer Street, Stamford, Connecticut, on April 26, 2007, at 10:15 a.m., local time, and any adjournments or postponements thereof. The proxies will vote using the directions on the reverse side of this card. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2007 Annual Meeting of Shareholders and any adjournments or postponements thereof.

(Continued, and to be signed and dated on the reverse side.)

To include any comments, please mark this box and provide comments below.	☐	Arch Chemicals, Inc. P.O. BOX 11008 NEW YORK, N.Y. 10203-0008	If you plan to attend the meeting, please mark this box.	☐
Address Change Comments